Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Everbridge, Inc.,

NC4 Inc.,

NC4 Public Sector LLC

and

Celerium Group Inc.

EXECUTION COPY

i

3.24	Real Property	34
3.25	Environmental Matters; Health and Safety	35
3.26	Insurance	36
3.27	Investment Purpose; Restrictions on Transfer	36
3.28	Status of Seller	36
3.29	No Other Representations or Warranties	37
3.30	Independent Investigation	37
3.31	Company Subsidiary Business	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		37

4.1	Organization of Buyer	37
4.2	Authorization of Transaction and Buyer Shares	37
4.3	Noncontravention	38
4.4	Brokers’ Fees	38
4.5	Investment Purpose	38
4.6	Sufficiency of Funds	38
4.7	Legal Proceedings	38
4.8	Public Disclosures	38
4.9	No Other Representations and Warranties	39
4.10	Independent Investigation	39

ARTICLE V CONDITIONS TO OBLIGATION TO CLOSE		39

5.1	Conditions to Obligation of Buyer	39
5.2	Conditions to Obligation of Seller	41

ARTICLE VI TERMINATION		41

6.1	Termination of Agreement	41
6.2	Effect of Termination	42
6.3	Company Subsidiary Refund	42

ARTICLE VII POST-SIGNING AND POST-CLOSING COVENANTS		43

7.1	Further Assurances	43
7.2	Post-Closing Preparation of Financial Statements and Transition Services	43
7.3	Confidentiality	43
7.4	Employee Matters	43
7.5	Use of Name and Logo	45
7.6	Records and Transition Assistance	46
7.7	Tax Matters	46

ii

7.8	Shared Licenses	49
7.9	Seller Release	49
7.10	Conduct of Business Pending Close	49
7.11	Escrow	50
7.12	Consent Efforts	51
7.13	Seller Payment of Transaction Expenses	51

ARTICLE VIII SURVIVAL; INDEMNIFICATION		52

8.1	Survival	52
8.2	Agreement to Indemnify	52
8.3	Limitations	54
8.4	Notice of Claim	55
8.5	Defense of Third-Party Claims	56
8.6	Treatment of Indemnification Payments	57
8.7	Remedies Exclusive	57
8.8	Form of Seller Indemnity Payment	57

ARTICLE IX MISCELLANEOUS		58

9.1	No Third-Party Beneficiaries	58
9.2	Entire Agreement	58
9.3	Succession and Assignment	58
9.4	Notices	58
9.5	Governing Law	59
9.6	Amendments and Waivers	59
9.7	Severability	59
9.8	Expenses	59
9.9	Incorporation of Exhibits and Schedules	59
9.10	Non-recourse against Representatives	59
9.11	Specific Performance	60
9.12	Definitional Provision	60
9.13	Conflicts and Privilege	60
9.14	Counterparts; Headings	61

iii

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of July 29, 2019 by and among Everbridge, Inc., a Delaware corporation (“Buyer”), NC4 Inc., a Delaware corporation (“Company”), NC4 Public Sector LLC, a Delaware limited liability company (“Company Subsidiary”), and Celerium Group Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to herein as a “Party” and collectively herein as the “Parties”.

RECITALS:

A. Company is engaged in the business of providing incident reporting, asset monitoring, proactive alerts and situational awareness solutions in support of operational risk management, corporate security, business continuity, travel tracking and supply chain risk (the “Risk Center Business”);

B. Company Subsidiary is a wholly owned subsidiary of Company and is engaged in the business of (a) providing law enforcement with critical, real-time crime reporting and high-speed information sharing while on patrol (the “Street Smart Business”), and (b) providing emergency management software tools utilized by large or cross-jurisdictional emergency management operations (the “E Team Business”);

C. The Aubrey and Joyce Chernick Revocable Trust and JJ 800 Trust (together, the “Trusts”) own, beneficially and of record, all of the issued and outstanding shares of stock of Company, which is an S corporation for federal income Tax purposes;

D. On July 19, 2019, Seller was organized as a Delaware corporation upon the filing of a certificate of incorporation with the Office of the Secretary of the State of Delaware. Seller will make an election to be treated as an S corporation within the meaning of Section 1361 of the Code effective as of July 19, 2019. Seller has conducted no business, and has no assets or liabilities prior to the date of this Agreement;

E. After the date of this Agreement, pursuant to an Equity Exchange Agreement by and among the Trusts and Seller, each of the Trusts will contribute all of the issued and outstanding shares of capital stock of Company to Seller in exchange for capital stock of Seller (the “Contribution”);

F. Promptly following the Contribution and effective as of a date before the Closing, Seller will make an election to treat Company as a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code (the “QSub Election”). Promptly following the QSub Election and before the Closing, Company will be converted from a Delaware corporation into a Delaware limited liability company having the name “NC4, LLC” in accordance with Delaware law (the “Conversion”);

G. The Contribution and Conversion will constitute a reorganization as defined in Section 368(a)(1)(F) of the Code;

H. Upon the Conversion, all of the outstanding Company Shares will be converted into membership interests of Company (the “Interests”). All of the Interests will be owned by Seller, beneficially and of record;

I. Following the Contribution and Conversion and prior to the Closing hereunder, Seller shall undertake and complete the Reorganization Transactions (as defined herein);

J. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, at the Closing 100% of the Interests and on the Company Subsidiary Transfer Date (defined below) the Company Subsidiary Membership Interests (defined below) (the Interests and the Company Subsidiary Membership Interests, the “Purchased Interests”) for the Purchase Price;

K. Following the Closing and prior to the Company Subsidiary Transfer Date, Seller will cause to be transferred and assigned from the Company Subsidiary to an Affiliate of Seller all assets and liabilities solely and exclusively used or held for use by the Street Smart Business (the “Street Smart Assets”);

L. On the Company Subsidiary Transfer Date, Seller will transfer and assign to Buyer the Company Subsidiary Membership Interests (defined below); and

M. The purchase of the Purchased Interests by Buyer as contemplated by this Agreement is intended to be treated for all Federal Income Tax purposes as an acquisition by Buyer of an undivided interest in each asset of the Company and the Company Subsidiary subject to the liabilities of the Company and the Company Subsidiary (including the liabilities included as contemplated by the Reorganization Transactions) (collectively, the “Intended Tax Treatment”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows.

ARTICLE I

DEFINITIONS.

For the purposes of this Agreement, the following words and phrases, when used herein, shall have the meanings specified or referred to below:

“Acquired Companies” means the Company and the Company Subsidiary.

“Additional Buyer Shares” has the meaning set forth in Section 2.1(c)(iv).

“Adjustment Amount” has the meaning set forth in Section 2.1(c)(iv).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Principles” means GAAP with a single exception for 2019 interim financials that will not include ASC 842 adoption.

“Balance Sheet Debt” means the indebtedness for borrowed money of the Acquired Companies determined in accordance with GAAP and Agreed Principles.

“Base Buyer Shares” has the meaning set forth in Section 2.1(c)(iv).

“Business” means, collectively, the Risk Center Business and the E Team Business.

“Business Activity Taxes” means all Taxes imposed by any state, or any political subdivision of any state, on an entity’s (or group of affiliated entities’) net income or gross receipts after deduction of expenses.

“Business Day” means a day other than any day on which banks are authorized or obligated by law or executive order to close in Los Angeles, California.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” means the Common Stock, par value one-tenth of one cent ($0.001) per share, of Buyer.

“Buyer Shares” means the number of shares of Buyer Common Stock delivered to Seller at Closing, as finally determined in accordance with Section 2.1(c)(iv)(C) and (D), as applicable.

“Buyer’s Closing Conditions” is defined in Section 5.1.

“Cash” means cash and cash equivalents, marketable securities and deposits of the Acquired Companies determined in accordance with GAAP and Agreed Principles.

“Celerium” has the meaning set forth in Section 7.5(a).

“Channel Partners” means business partners having an arrangement with Seller that generates revenue for Seller (e.g, resellers, affiliate partners, technology partners).

“Closing” and “Closing Date” have the meanings set forth in Section 2.3.

“Closing Cash” means the aggregate Cash of the Acquired Companies as of Closing.

“Closing Consideration Due Seller” has the meaning set forth in Section 2.1(c)(iv).

“Closing Day Price Per Share” has the meaning set forth in Section 2.1(c)(iv).

“Closing Working Capital” means Working Capital as of the Closing.

“Closing Working Capital Adjustment” means the difference between Closing Working Capital and Target Working Capital, increasing the Purchase Price if such difference is a positive number and decreasing the Purchase Price if such difference is a negative number, provided, however, that

(a) if Closing Working Capital is less than $500,000.00 greater than the Target Working Capital or less than $500,000.00 lower than the Target Working Capital (the “Collar”), then the Closing Working Capital Adjustment shall be deemed to be $0 and there will be no such adjustment to the Purchase Price and

(b) if the difference between the Closing Working Capital and the Target Working Capital is greater than the Collar (either higher or lower), then the Collar shall not be applicable and there will be a dollar for dollar adjustment to the Purchase Price starting at the first dollar of such difference (and including the amount of the Collar).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in first paragraph of this Agreement.

“Company Continuing Employee” has the meaning set forth in Section 6.4(a).

“Company Contractors” has the meaning set forth in Section 3.18.

“Company Employees” has the meaning set forth in Section 3.18.

“Company Shares” means any class or series of equity interests in Company, collectively.

“Company Subsidiary” has the meaning set forth in the Recitals.

“Company Subsidiary Refund” means an amount equal to $1,833,370.00, payable in either cash or Buyer Common Stock (at the value of such stock based on the Final Price Per Share) in Seller’s discretion.

“Company Subsidiary Membership Interests” means all of the outstanding membership interests of Company Subsidiary.

“Company Subsidiary Transfer” has the meaning set forth in Section 2.5.

“Company Subsidiary Transfer Date” means the date on which Seller transfers, conveys and delivers the Company Subsidiary Membership Interests to Buyer as set forth in Section 2.5 by delivery to Buyer of written notice confirming that the Street Smart Transfer is complete together with a duly executed membership interest assignment agreement, effective as of date of delivery, substantially in the form attached hereto as Exhibit G.

“Contracts” means the agreements, contracts, leases, licenses, purchase orders, and other arrangements, oral and written, (a) relating to the Risk Center Business, or (b) to which Company Subsidiary is a party relating to the E Team Business and/or the Risk Center Business.

“Customer Consents” has the meaning set forth in Section 7.12.

“Damages” has the meaning set forth in Section 8.2(a).

“Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees, letters of credit, or promissory notes), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay, excluding, for the avoidance of doubt, any obligations for payment of trade payables.

“Disclosure Schedule” means that certain document (as may be modified from time to time in accordance with the terms hereof) identified as the Disclosure Schedule, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement, composed of disclosures relating to Seller’s and Company’s representations and warranties provided in Article III. Each section in the Disclosure Schedule (each, a “Schedule”) shall be deemed to qualify the corresponding section of this Agreement and any other section of this Agreement to which the application of such disclosure is reasonably apparent on the disclosure’s face, without further specification. The Parties further acknowledge and agree that:

(a) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the meaning of “material adverse change” or “material adverse effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of Seller or Company contained in this Agreement or to create a covenant on the part of Seller or Company.

(b) Each section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute representations, warranties or covenants of Seller or Company, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth therein. All attachments to the Disclosure Schedule are incorporated by reference into the section of the Disclosure Schedule in which they are referenced. In disclosing the information in the Disclosure Schedule, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

(c) At least five (5) Business Days prior to Closing, Seller may request a supplement or amendment to the Disclosure Schedule with respect to any matter arising after the date of this Agreement which relate to facts or circumstances that occurred between the date of this Agreement and the Closing, and if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure

Schedule (a “Gap Period Matter”); provided however, that no amendment or supplement to a Schedule may be made unless Buyer consents to such amendment or supplement. In the event Buyer consents to an amendment or supplement relating to a Gap Period Matter, (i) the acceptance of any amendment or supplement to any Schedule shall operate as a waiver of any claim for breach of a representation or warranty under Article VII by Buyer with respect to the Gap Period Matter and (ii) all references herein to particular Schedules, or to the Disclosure Schedule generally, shall after any such amendment or supplement, include the Disclosure Schedule as amended or supplemented for such Gap Period Matter. In the event that Buyer does not consent to such amendment or supplement for a Gap Period Matter, Seller may immediately terminate this Agreement without further liability, if such amendment or supplement (x) is proposed in good faith and (y) the facts and circumstances contained in the proposed amendment or supplement did not arise as a result of Seller’s or Company’s breach of this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“E Team Business” has the meaning set forth in the Recitals.

“Employees” means those Persons employed by Company or Company Subsidiary immediately prior to the Closing.

“Employee Plans” has the meaning set forth in Section 3.19.

“Encumbrances” means any mortgage, pledge, lien, charge, attachment, easement, covenant, restriction or other encumbrance of any nature.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local or foreign or laws, orders, regulations, ordinances, rules, and codes concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” is defined in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit E, duly executed by Buyer and Seller.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules, regulations and forms thereunder, in each case as amended.

“Final Price Per Share” means either (i) the Reference Price Per Share or (ii) if an adjustment to the amount of cash or stock Buyer delivers at Closing occurs under clauses (C) or (D) of Section 2.1(c)(iv), the Closing Day Price Per Share.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” means common law fraud committed by a Party with respect to the making of the representations and warranties included herein, but not including negligent misrepresentation.

“GAAP” means generally accepted accounting principles.

“Government Contract” means any Contract to which Company or Company Subsidiary is a party with any governmental or regulatory authority or any Contract to which Company or Company Subsidiary is a party that is a subcontract (at any tier) with another person or entity that holds either a prime contract with any governmental or regulatory authority or a subcontract (at any tier) under such a prime contract.

“Hazardous Substance” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited, or regulated under any applicable Environmental, Health, and Safety Requirements.

“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, as codified at 42 U.S.C. §§ 1320d through d-8.

“Indemnity Escrow Amount” is defined in Section 7.11.

“Intellectual Property” means a Person’s (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, including all patents, patent applications, and patent disclosures, together with reissues, continuations, continuations-in-part, divisionals, provisional applications, reexaminations, foreign related applications and foreign patents thereof, and all rights to use third-party patents and patent applications, (ii) trademarks, service marks, trade dress, logos, domain names and trade names, including combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (iii) copyrightable works and works of authorship, whether or not copyrightable, all copyrights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”), (iv) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights, (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, unpatentable inventions, improvements, compositions, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all rights therein, (vi) computer software (including data and related documentation), and (vii) other proprietary intellectual property rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Knowledge”, “Knowledge of Seller”, or “Seller’s Knowledge” means, with respect to Seller, Company or Company Subsidiary, the actual knowledge of Aubrey Chernick, Karl Kotalik, Randy Smith, Vicki Hamilton, Thomas Lambakis, or Terri Shimohara, as of the date of this Agreement following reasonable inquiry with the knowledgeable personnel and with respect to the matters at hand.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Change” of a Party’s assets or business means a change event, condition, or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse: (i) to the financial condition (including Liabilities), business, assets, operations or results of operations of the Party, taken as a whole, or (ii) the ability of the Party to perform its obligations under this Agreement or other agreements required to be entered pursuant hereto to which it is a party, except to the extent that any such change, event, condition or effect results from: (1) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Party’s competitors), (2) changes generally affecting the industry in which such Party operates (provided that such changes do not affect such Party disproportionately as compared to such Party’s competitors), (3) any acts of terrorism, military action or war, or any man-made or natural disaster or other acts of God (provided that such acts do not affect such Party disproportionately as compared to such Party’s competitors), (4) changes in Applicable Law or U.S. GAAP generally affecting the industry in which such Party operates (provided that such changes do not affect such Party disproportionately as compared to such Party’s competitors), (5) any change, effect, event or occurrence that results from the announcement by Buyer of the transactions pursuant hereto, or (6) any change, effect, event or occurrence that results from the taking of any action or inaction pursuant to explicit requirements set forth in this Agreement or approved or requested by the other Party, provided that the exception in items (5) and (6) above are not intended to relieve Seller from any Liability resulting from its breach of this Agreement or of any of the Related Agreements.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Name” has the meaning set forth in Section 7.5(a).

“Non-Obtained Customer Consents” has the meaning set forth in Section 5.1(d).

“Non-Target Parties” means Celerium Inc., ESP Holding, LLC; The ESP Group, Inc. (formerly The ESP Group, LLC); and NC4 Soltra LLC.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Payoff Letters” has the meaning set forth in Section 5.1(m).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Permitted Encumbrance” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or not yet delinquent, or which are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith, (c) liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (d) liens created by or through Buyer or its affiliates upon or after the Closing, and (e) any and all rights, obligations and other terms and conditions set forth in any transition services agreement.

“Permitted Securities Encumbrance” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or not yet delinquent, or which are being contested in good faith and (b) liens under applicable securities laws.

“Proposals” has the meaning set forth in Section 3.14.

“Purchase Price” has the meaning set forth in Section 2.1.

“Reduction Amount” has the meaning set forth in Section 2.1(c)(iv)(D).

“Reference Period” has the meaning set forth in Section 2.1(c)(iv)(B).

“Reference Price Per Share” has the meaning set forth in Section 2.1(c)(iv)(B).

“Related Agreement” means any agreement, certificate or instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transaction contemplated by this Agreement.

“Reorganization Transactions” has the meaning set forth in Section 2.2(a).

“Risk Center Business” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules, regulations and forms thereunder, in each case as amended.

“Seller” has the meaning set forth in first paragraph of this Agreement.

“Seller’s Closing Conditions” is defined in Section 5.2.

“Street Smart Assets” has the meaning set forth in the Recitals.

“Street Smart Business” has the meaning set forth in the Recitals.

“Street Smart Transfer” is defined in Section 2.2(b).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, or successor or transferee tax liability, whether disputed or not.

“Tax Escrow Amount” is defined in Section 7.11.

“Target Working Capital” means $2,400,000.00.

“Terminated Company Employees” has the meaning set forth in Section 2.2(a)(v).

“Transaction Expenses” means (a) all fees and expenses of attorneys, accountants, investment bankers and other advisors of Seller and Company, collectively, relating to this Agreement and the Transactions and (b) all severance payments, change of control payments, stay bonuses, transaction completion bonuses and other sale bonuses payable to employees of the Company in connection with the Closing of the Transactions, together with the employer portion of any employment Taxes payable in respect of the foregoing.

“Transaction Taxes” means all Taxes imposed by any state, or any political subdivision of any state, on the sale, lease, or other transfer of tangible or intangible property, or of any service, which are imposed on the gross selling price of such property or service without a deduction for the seller’s basis in the property or any of the seller’s costs. Examples of such Taxes are sales taxes and use taxes.

“Transferred Employees” has the meaning set forth in Section 2.2(a)(iv).

“Working Capital” means, as of the time for which such amount is to be determined, the amount equal to: (a) the current assets of the Company in the categories shown on Exhibit H attached hereto minus (b) the current liabilities of the Company in the categories shown on Exhibit H, in each case determined from the books of account of the Company in accordance with GAAP and Agreed Principles, provided that in no event shall Working Capital include Cash or Balance Sheet Debt. An illustrative example of the calculation of Working Capital as of March 31, 2019 is shown in Exhibit H.

ARTICLE II

PURCHASE AND SALE.

2.1 Purchase and Sale of Purchased Interests.

(a) Purchase and Sale; Purchase Price. On and subject to the terms and conditions of this Agreement, and following the consummation of the Reorganization Transactions, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all its right, title and interest in and to the Purchased Interests free and clear of all Encumbrances (other than Permitted Securities Encumbrances), for (i) Eighty-Two Million Nine Hundred Fifty Five Thousand Seven Hundred Fifty Five Dollars ($82,955,755) (the “Base Amount”) increased by Closing Cash, and increased or decreased, as applicable, by the Closing Working Capital Adjustment (as so adjusted, the “Purchase Price”).

(b) Estimated Purchase Price. Attached as Exhibit A hereto is a statement (the “Estimated Closing Statement”) (i) setting forth Seller’s good faith estimate of the amount and calculation of the Purchase Price (the “Estimated Purchase Price”), including the amount and calculation of estimated Closing Cash, the estimated Closing Working Capital, and the estimated Closing Working Capital Adjustment and (ii) attaching Seller’s good faith estimated unaudited and consolidated balance sheet of the Acquired Companies as of the Closing Date from which Seller derived the Estimated Purchase Price and each component part thereof (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement and the Estimated Closing Balance Sheet shall be prepared from the books of account of the Acquired Companies in accordance with GAAP applied consistently with the Acquired Companies’ past practice.

(c) Closing Payment. Subject to the terms and conditions of this Agreement, the Buyer or its designee will pay the Estimated Purchase Price at Closing as follows (the “Closing Payment”):

(i) Debt Pay-Off: to each lender referenced in a Payoff Letter, if any, the amount specified in such Payoff Letter in accordance with the wire transfer instructions set forth in Schedule 2.1 (the “Payment Schedule”);

(ii) Transaction Expenses: to the payees of all unpaid Transaction Expenses in accordance with the amounts and transfer detail set forth in the Payment Schedule;

(iii) Escrow Amount: to the Escrow Agent, the Indemnity Escrow Amount and Tax Escrow Amount in accordance with the wire transfer and other instructions set forth in the Payment Schedule, such Indemnity Escrow Amount and Tax Escrow Amount to be held pursuant to this Agreement and the Escrow Agreement;

(iv) Payment to Seller: the balance (such amount, in dollar terms, the “Closing Consideration Due Seller”) to the Seller, as follows:

(A) Cash Consideration: Buyer shall pay Seller an amount in cash equal to (1) 60% of the Closing Consideration Due Seller, plus, if applicable, (2) the Increase Adjustment Amount determined under clause (C)(1) below, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the Payment Schedule.

(B) Stock Consideration: Buyer shall issue to Seller (or to Seller’s designee that Seller may provide to Buyer in writing within two (2) days before the Closing Date (“Seller’s Designee”)) the number of shares of Buyer Common Stock (the “Buyer Shares”) equal to (1) (x) 40% of the Closing Consideration Due Seller divided by (y) the Reference Price Per Share (the “Base Buyer Shares”), plus or minus, if and as applicable, (2) such number of shares of Buyer Common Stock determined in accordance with clause (C) or (D) below. The “Reference Price Per Share” will equal the average of the daily volume-weighted average price per share of Buyer Common Stock on The Nasdaq Global Market over the 20 consecutive trading day period (the “Reference Period”) ending on the second trading day before the earlier of (i) the date on which the transactions contemplated by this Agreement are publicly announced or (ii) the Closing Date.

(C) Adjustment in Case of Share Price Decrease. If the volume-weighted average price per share for Buyer Common Stock on the second trading day before the Closing (the “Closing Day Price Per Share”) is less than 90% of the Reference Price Per Share (the “Minimum Price Per Share”), then Buyer shall, in its sole discretion exercised at or before the Closing, either (1) pay Seller an additional amount (the “Increase Adjustment Amount”) in cash equal to (x) the number of Base Buyer Shares multiplied by (y) the difference between the Minimum Price Per Share and the Closing Day Price Per Share; or (2) issue an additional number of shares of Buyer Common Stock (the “Additional Buyer Shares”) equal to (x) the Increase Adjustment Amount divided by (y) the Closing Day Price Per Share. Following is an example of the above calculations for illustration purposes only:

Closing Consideration Due Seller (assuming no Payoff Letters and that all Transaction Expenses have been assumed by the Trusts or an Affiliate thereof (other than Seller, Company or Company Subsidiary)), (i.e., Base Amount assumed at $85M minus Indemnity Escrow Amount assumed at $6.375M (and for illustrative purposes only, not factoring in any Tax Escrow Amount)): $78,625,000.

40% of Closing Consideration Due Seller: $31,450,000.00

If Reference Price Per Share is $96.00, Base Buyer Shares would equal 327,604. (i.e., $31,450,000.00 divided by $96.00) (rounded to nearest integer)

Minimum Price Per Share would equal $86.40 (90% of $96.00)

If Closing Day Price Per Share is $85.00, and the Reference Price Per Share is $96.00 (i.e., Closing Day Price Per Share is less than 90% of the Reference Price Per Share):

Increase Adjustment Amount in cash would equal $458,645.60. (i.e., (86.40 – $85.00) x 327,604)

Additional Buyer Shares would be: 5,396 (i.e., $458,645.60 divided by $85.00)

(D) Adjustment in Case of Share Price Increase. If the Closing Day Price Per Share is greater than 110% of the Reference Price Per Share (the “Maximum Price Per Share”), then the number of Base Buyer Shares will be reduced by the number of shares (the “Reduction Amount”) equal to (x) the number of Base Buyer Shares multiplied by (y) the difference between the Maximum Price Per Share and the Closing Day Price Per Share, divided by (z) the Closing Day Price Per Share. Following is an example of the above calculations for illustration purposes only:

Closing Consideration Due Seller (assuming no Payoff Letters and that all Transaction Expenses have been assumed by the Trusts or an Affiliate thereof (other than Seller, Company or Company Subsidiary)), (i.e., Base Amount assumed at $85M minus Indemnity Escrow Amount assumed at $6.375M (and for illustrative purposes only, not factoring in any Tax Escrow Amount)): $78,625,000.

Base Stock Value (i.e., 40% of Closing Consideration Due Seller): $31,450,000.00

If Reference Price Per Share is $96.00, Base Buyer Shares would equal 327,604. (i.e., $31,450,000.00 divided by $96.00) (rounded to nearest integer)

Maximum Price Per Share would equal $105.60 (110% of $96.00)

If Closing Day Price Per Share is $110.00, and the Reference Price Per Share is $96.00 (i.e., Closing Day Price Per Share is more than 110% of the Reference Price Per Share):

Reduction Amount in shares would equal 13,104 (i.e., (327,604 x ((110.00 – 105.6)) divided by 110.00))

Net Buyer Shares received at Closing would be 314,500

(d) Purchase Price Adjustment.

(i) Closing Statement. Within 180 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) in the form provided in Exhibit B, (A) setting forth the amount and calculation of the Purchase Price (the “Closing Statement”), including the amount and calculation of the Closing Cash, the Closing Working Capital, and the Closing Working Capital Adjustment, and (B) attaching the unaudited consolidated balance sheet of the Acquired Companies as of the Closing Date from which Buyer derived the Purchase Price and each component part thereof (the “Closing Balance Sheet”). Buyer shall prepare the Closing Statement and the Closing Balance Sheet from the books of account of the Acquired Companies in accordance with GAAP, applied consistently with the Acquired Companies’ past practice.

(ii) Review Period. The Closing Statement shall become final and binding upon the Parties 60 days after Seller’s receipt thereof, unless Seller, within such 60 day period, delivers to Buyer written notice of its objection(s) to the Closing Statement (the “Objection Notice”), in which case the Closing Statement shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 2.1(d)(iii) below. Buyer shall (A) permit Seller to have reasonable access to the books and records (including work papers) pertaining to or used in connection with the preparation of the Closing Statement and Buyer’s calculation of the Closing Cash, the Closing Working Capital, and the Closing Working Capital Adjustment, and (B) provide Seller reasonable access to Buyer’s and the Acquired Companies’ employees and accountants as reasonably requested by Seller in connection with the review thereby of the Closing Statement.

(iii) Dispute Resolution.

(A) Procedure. Within 30 days after Buyer receives the Objection Notice, Seller and Buyer shall attempt to resolve their differences with respect to the disputed items set forth in the Objection Notice (the “Disputed Items”). If Seller and Buyer are unable to resolve each of the Disputed Items within such 30 day period, then either Party may submit the Closing Statement, the Objection Notice, and an identification of the remaining Disputed Items to PricewaterhouseCoopers (the “Arbiter”), who will be jointly engaged to resolve such Disputed Items. Seller and Buyer will each be provided the opportunity to present to the Arbiter material that is relevant to the determination.

(B) Arbiter Decision. The Arbiter’s role shall be limited to resolving the Disputed Items and the Arbiter shall strictly apply the provisions of this Agreement regarding the determination of the Purchase Price (including the determination of Closing Cash, Closing Working Capital, and the Closing Working Capital Adjustment) in achieving such resolution. With respect to each Disputed Item, the decision of the Arbiter shall be within the range of the values proposed by Buyer and Seller, and the Arbiter may not assign a value to any Disputed Item greater than the greatest value for such item, or lower than the lowest value for such item, claimed by Buyer or Seller. The Arbiter shall render its decision within 30 days of its receipt of the initial submission of the Closing Statement, the Objection Notice, and the identification of the remaining Disputed Items.

The decision of the Arbiter shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any actions in any court in connection with the resolution of any Disputed Item(s) under this Section 2.1(d). The fees and expenses of the Arbiter incurred in resolving the Disputed Item(s) (“Arbiter Fees”) shall be borne equally (50/50) by Buyer and Seller.

(iv) Payment of Purchase Price Adjustment.

(A) If the Purchase Price, as finally determined pursuant to this Section 2.1(d), is less than the Estimated Purchase Price (such difference, the “Shortfall Amount”), then Seller shall pay the Shortfall Amount to Buyer within 5 Business Days of such determination, provided that Seller may, at its option, pay such Shortfall Amount to Buyer in the form of cash by wire transfer of immediately available funds or Buyer Common Stock (at the value of such stock based on the Final Price Per Share); and

(B) If the Purchase Price, as finally determined pursuant to this Section 2.1(d), exceeds the Estimated Purchase Price (such difference, the “Excess Amount”), then Buyer shall pay the Excess Amount to Seller in cash by wire transfer of immediately available funds within 5 Business Days of such determination.

2.2 Reorganization Transactions:

(a) Seller and Company shall take all necessary steps to promptly following the date of this Agreement, and in any event no later one (1) day prior to the Closing, consummate the following reorganization transactions (the “Reorganization Transactions”):

(i) Company shall cause all right, title and interest in and to the equity in Celerium Inc. and Company Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances), to be transferred, conveyed and assigned to Seller, it being understood and agreed that (1) Company shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any Non-Target Parties at any time following the Closing, (2) Buyer shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any Non-Target Parties at any time prior to or following the Closing, except as otherwise set forth in any transition services agreement, and (3) between the Closing and the Company Subsidiary Transfer Date, neither Company nor Buyer shall have any rights, responsibilities, Liabilities or obligations to or in respect of Company Subsidiary, except as otherwise expressly set forth in this Agreement or in any transition services agreement.

(ii) (1) Seller and Company shall cause one or more of the Non-Target Parties, as applicable, to transfer, convey and assign to Company all right, title and interest in and to the assets listed on Schedule 2.2(a)(ii)(1), free and clear of all Encumbrances (other than Permitted Encumbrances); and (2) Company shall transfer, convey and assign to one or more of the Non-Target Parties all right, title and interest in and to the assets listed on Schedule 2.2(a)(ii)(2), free and clear of all Encumbrances (other than Permitted Encumbrances), it being understood and agreed that Company shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any of the assets listed on Schedule 2.2(a)(ii)(2) at any time following the Closing and Buyer shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any of the assets listed on Schedule 2.2(a)(ii)(2) at any time prior to or following the Closing, except as otherwise set forth in any transition services agreement.

(iii) (1) Seller and Company shall cause one or more of the Non-Target Parties, as applicable, to transfer, convey and assign to Company all right, title and interest in and to the Contracts listed on Schedule 2.2(a)(iii)(1), free and clear of all Encumbrances (other than Permitted Encumbrances); and (2) Company shall transfer, convey and assign to one or more of the Non-Target Parties all right, title and interest in and to the Contracts listed on Schedule 2.2(a)(iii)(2), free and clear of all Encumbrances (other than Permitted Encumbrances), it being understood and agreed that Company shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any of the Contracts listed on Schedule 2.2(a)(iii)(2) at any time following the Closing and Buyer shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any of the Contracts listed on Schedule 2.2(a)(iii)(2) at any time prior to or following the Closing, except as otherwise set forth in any transition services agreement.

(iv) Company shall transfer the employment of those Persons listed on Schedule 2.2(a)(iv) (the “Transferred Employees”) to one of the Non-Target Parties, or otherwise cause such Persons to cease to be employed by Company, prior to Closing, it being understood and agreed that, at any time following the Closing, Company shall not have any rights, responsibilities, Liabilities or obligations to or in respect of any of the Transferred Employees pursuant to this Agreement and Buyer shall not, pursuant to this Agreement, have any rights, responsibilities, Liabilities or obligations to or in respect of any of the Transferred Employees at any time prior to or following the Closing, except as otherwise set forth in any transition services agreement.

(v) Company shall terminate the employment of those Persons listed on Schedule 2.2(a)(v) (the “Terminated Company Employees”) effective as of immediately prior to the Closing, and agrees that Buyer shall have the right, in its discretion, to seek to engage any of such Terminated Company Employees as independent contractors after the Closing.

(vi) Seller and Company shall cause all responsibilities, Liabilities and obligations associated with or related to (i) the assets listed on Schedule 2.2(a)(ii)(2), (ii) the Contracts listed on Schedule 2.2(a)(iii)(2), and (iii) the Transferred Employees to be assumed by Seller or any of the Non-Target Parties.

(b) Seller shall take all necessary steps promptly following the Closing, and in any event not later than one day prior to the Company Subsidiary Transfer Date, to cause Company Subsidiary to transfer and assign to an Affiliate of Seller all Street Smart Assets, including all such assets and liabilities listed in Schedule 2.2(b) (the “Street Smart Transfer”).

(c) Seller may, to the extent its tax or legal advisors determine it is reasonably necessary or advisable, amend, modify or waive any or all of the Reorganization Transactions; provided, however, that any such amendment, modification or waiver shall require Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed).

2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Steptoe & Johnson LLP, located at 633 West Fifth Street, Suite 1900, Los Angeles, California 90071, within three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Article V (excluding conditions that, by their terms, are to be satisfied on the Closing Date or one day prior to the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as Buyer and Seller may agree (the actual date of the Closing, the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. Pacific Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.

2.4 Post-Closing Registration and Sale of Buyer Shares.

(a) Prospectus Supplement. Subject to the limitations and conditions set forth in this Section 2.4, Buyer shall, within five days after the Closing Date, prepare and file with the SEC a prospectus supplement (the “Prospectus Supplement”) to Buyer’s existing and effective shelf registration statement on Form S-3 (File No. 333-229239) (the “Registration Statement”) covering the resale of Buyer Shares by Seller (or by Seller’s Designee) under the Securities Act. Subject to compliance with applicable SEC rules, Buyer shall keep the Registration Statement effective until the earlier of (i) the date as of which Seller may sell all of the Buyer Shares without restriction pursuant to Rule 144 promulgated under the Securities Act (it being understood that Seller may offer and sell Buyer Shares under the Registration Statement after such date if Buyer has in its sole discretion otherwise maintained the effectiveness of the Registration Statement at all relevant times of such offer and sale and no additional filings under the Securities Act are required in connection therewith) or (ii) the date on which Seller shall have sold all the Buyer Shares. Buyer shall, as expeditiously as reasonably possible, prepare and file with the SEC such further supplements or amendments to the Registration Statement, the prospectus included therein (the “Base Prospectus”) and the Prospectus Supplement as may be necessary to comply with the Securities Act in order to enable the disposition of the Buyer Shares by Seller. In addition, Buyer shall use its commercially reasonable efforts to cause the Buyer Shares to be listed on The Nasdaq Global Market not later than the date of filing the Prospectus Supplement. Buyer shall furnish to Seller such numbers of copies of the Base Prospectus and Prospectus Supplement included in the Registration Statement as required by the Securities Act, and such other documents as Seller may reasonably request in order to facilitate Seller’s disposition of the Buyer Shares under the Registration Statement.

(b) Seller Information. Buyer’s obligations under Section 2.4 are subject to the condition precedent that Seller shall furnish to Buyer such information regarding Seller (or Seller’s Designee), the Buyer Shares, and Seller’s intended method of disposition of the Buyer Shares as is reasonably required to effect the registration of the Buyer Shares under the Registration Statement.

(c) Seller Review of Prospectus Supplement. Within a reasonable time before filing the Prospectus Supplement (or any amendments or other supplements to the Registration Statement) with the SEC, Buyer shall furnish to one counsel selected by Seller copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel, provided, that, Buyer shall not have any obligation to modify any information if Buyer expects that so doing would cause (i) the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Base Prospectus or Prospectus Supplement to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Additional Procedures. Buyer shall as soon as reasonably practicable and as applicable:

(i) notify Seller, at any time when the Base Prospectus and Prospectus Supplement are required to be delivered under the Securities Act, of the happening of any event that would cause the Base Prospectus or Prospectus Supplement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of Seller, Buyer shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Buyer Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii) make available for inspection by Seller and any attorney, accountant or other agent retained by Seller, upon reasonable notice and during normal business hours, all financial and other records, pertinent corporate documents and properties of Buyer, and cause Buyer’s officers, directors and employees to supply all information reasonably requested by any such person in connection with the Registration Statement, in each case as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that unless the disclosure of such information records is necessary to avoid or correct a misstatement or omission in the Registration Statement or the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, Buyer shall not be required to provide any information under this Section 2.4(e)(ii) if (A) Buyer believes, after consultation with counsel for Buyer, that to do so would cause Buyer to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) Buyer has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) Buyer determines in good faith that such information is confidential and so notifies the requester of the information in writing, unless prior to furnishing any such information with respect to clause (B) Seller agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions (or acknowledge that such information will be governed by an existing confidentiality agreement); and provided, further, that Seller agrees that it shall, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to Buyer and allow Buyer, at its expense, to undertake appropriate action and to prevent disclosure of the information deemed confidential;

(iii) facilitate the timely preparation and delivery of certificates representing the Buyer Shares to be sold pursuant to the Registration Statement free of any restrictive legends and representing such number of shares of Buyer Common Stock and registered in such names as Seller may reasonably request a reasonable period of time prior to sales of the Buyer Shares; provided, that Buyer may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”); and

(iv) not later than the date of filing the Prospectus Supplement, provide a CUSIP number for all Buyer Shares and provide the applicable transfer agent with printed certificates for the Buyer Shares which are in a form eligible for deposit with The Depository Trust Company; provided, that, Buyer may satisfy its obligations hereunder without issuing physical stock certificates through the use of the DTCDRS.

(e) Limitations on Seller’s Sales. Seller (or Seller’s Designee) shall not offer for sale or sell any of the Buyer Shares by means of an underwritten offering. Furthermore, any sales by Seller of shares of Buyer Common Stock (including without limitation any Buyer Shares) on any single trading day shall be limited in the aggregate to no more than ten percent (10%) of the average daily trading volume of the Buyer Common Stock on The Nasdaq Global Market over the Reference Period, which average daily trading volume will be set forth on a certificate acknowledged and agreed by the parties at Closing.

(f) Expenses. All expenses (other than Selling Expenses as defined below) incurred in connection with the preparation and filing of the Prospectus Supplement and other documents contemplated above, including all registration and filing fees; printers’ and accounting fees; and fees and disbursements of counsel and other advisors to Buyer, shall be borne and paid by Buyer. All selling commissions and stock transfer taxes applicable to the sale of the Buyer Shares under the Registration Statement, and any fees and disbursements of counsel and other advisors to Seller (“Selling Expenses”), shall be borne and paid by Seller.

2.5 Street Smart Transfer; Company Subsidiary Transfer. Notwithstanding anything to the contrary in Section 2.3 or elsewhere in this Agreement, the Parties acknowledge and agree that (a) the Company Subsidiary Membership Interests will not be transferred, conveyed or delivered to Buyer at Closing and (b) Seller shall transfer, convey, and deliver the Company Subsidiary Membership Interests to Buyer on the Company Subsidiary Transfer Date, which date must be not later than September 30, 2019, free and clear of Encumbrances (other than Permitted Securities Encumbrances) for no additional consideration (the “Company Subsidiary Transfer”). Prior to the Company Subsidiary Transfer, Seller shall cause the Company Subsidiary to complete the Street Smart Transfer. If the Company Subsidiary Transfer has not occurred by September 30, 2019, Seller shall pay the Company Subsidiary Refund to Buyer in immediately available funds within 5 Business Days after Buyer’s written notice to Seller to pay such Company Subsidiary Refund. Upon Buyer’s receipt of the Company Subsidiary Refund, Seller shall be relieved of any further obligation to undertake the Company Subsidiary Transfer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER.

Each of Seller, Company, and Company Subsidiary represent and warrant, jointly and severally, to Buyer as follows:

3.1 Organization and Capitalization.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. Seller is in good standing in each jurisdiction in which it is required to be qualified to conduct its business.

(b) Organization of Company. Company is a corporation as of the date hereof (and, as of the Closing, will be a limited liability company) duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power (and, as of the Closing, will have full company power) and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. Company is in good standing in each jurisdiction in which it is required to be qualified to conduct the Risk Center Business. Each such jurisdiction is listed on Schedule 3.1(b).

(c) Organization of Company Subsidiary. Company Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has full company power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. Company Subsidiary is in good standing in each jurisdiction in which it is required to be qualified to conduct the E Team Business. Each such jurisdiction is listed on Schedule 3.1(c).

(d) Capitalization.

(i) As of the date hereof, the Trusts are the record owner of and have good and valid title to all Company Shares, free and clear of all Encumbrances other than Encumbrances under applicable securities laws; and as of the Closing Date, Seller will be the record owner of and have good and valid title to all of the Interests, free and clear of all Encumbrances other than Encumbrances under applicable securities laws. The Company Shares and, as of the Closing, the Interests will, constitute 100% of the total issued and outstanding equity in Company. The Company Shares have been duly authorized and are validly issued and, as of the Closing, the Interests will have been duly authorized and are validly issued. Other than the Company Shares (and, as of Closing, the Interests), there are not any (and, as of Closing, there will not be any) outstanding or authorized options, warrants, convertible securities, equity appreciation, phantom equity, profit participation rights, or other rights, agreements, arrangements or commitments of any character relating to any equity interests in Company or obligating Seller or Company to issue or sell any equity interests, or any other interest, in Company.

(ii) As of the date hereof Company is, and as of the Company Subsidiary Transfer Date Seller will be, the record owner of and has, or will have, as the case may be, good and valid title to all of the Company Subsidiary Membership Interests, free and clear of all Encumbrances other than Encumbrances under applicable securities laws. The Company Subsidiary Membership Interests constitute 100% of the total issued and outstanding membership interests in Company Subsidiary. The Company Subsidiary Membership Interests have been duly authorized and are validly issued. There are no outstanding or authorized options, warrants, convertible securities, equity appreciation, phantom equity, profit participation rights, or other rights, agreements, arrangements or commitments of any character relating to any equity interests in Company Subsidiary or obligating Company, Seller or Company Subsidiary to issue or sell any equity interests (including the Company Subsidiary Membership Interests), or any other interest, in Company Subsidiary.

(iii) The Acquired Companies do not have any Balance Sheet Debt.

3.2 Authorization of Transaction. Each of Seller, Company, and Company Subsidiary has full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is or may become a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary company actions or proceedings on the part of Seller, Company, and Company Subsidiary, and no further acts or proceedings on the part of Seller, Company, or Company Subsidiary are necessary under their respective charter documents, or by law or otherwise to authorize the execution and delivery by Seller, Company, and Company Subsidiary, of this Agreement and the Related Agreements, the performance by Seller, Company, and Company Subsidiary of their respective obligations hereunder and the consummation by Seller, Company, and Company Subsidiary, of the transactions contemplated hereby. This Agreement and the Related Agreements to which Seller, Company, and Company Subsidiary is or may become a party constitute (or will constitute when executed or delivered) the valid and legally binding obligations of Seller, Company, and Company Subsidiary enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

3.3 Noncontravention. Neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller, Company or Company Subsidiary is subject or any provision of the charter or other governing document of Seller, Company or Company Subsidiary, or (b) subject to receipt of the consents set forth on Schedule 3.20, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller, Company or Company Subsidiary is a party or by which any of them is bound or to which any of their respective assets is subject. Each Contract listed on Schedule 3.20 requires the consent of or notice to the other party thereto prior to consummation of the transactions contemplated by this Agreement. Other than the foregoing consents and notices, none of Seller, Company or Company Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person (including any government or governmental agency), in order for the Parties to consummate the transactions contemplated by this Agreement.

3.4 Brokers’ Fees. Other than fees payable to Houlihan Lokey Capital, Inc., none of Seller, Company nor Company Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5 Title to Assets. Each of Company and Company Subsidiary has good and marketable title to, or a valid right to use, all assets reflected in the Financial Statements or acquired after December 31, 2018, other than properties and assets sold or otherwise disposed of in the ordinary course of business since December 31, 2018. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

3.6 Financial Statements. Schedule 3.6 contains correct and complete copies of following financial statements: a “carve-out” balance sheet as of December 31, 2018 and “carve-out” statements of income and cash flows for the twelve-month period ending December 31, 2018, for each of the Risk Center Business and E Team Business, all audited by the independent public accountants whose reports are attached thereto (the “Financial Statements”). Except as set forth therein or in the notes thereto, the Financial Statements have been prepared from the books and records of the Company and Company Subsidiary in accordance with GAAP and the Agreed Principles, as of their respective dates and for the respective periods covered thereby. At or before the Closing, Seller shall deliver a draft pro forma balance sheet as of March 31, 2019 (“Interim Balance Sheet”), of the Company and Company Subsidiary, reflecting the Reorganization Transactions and the Street Smart Transfer. The Interim Balance Sheet shall be prepared from the books and records of the Company and Company Subsidiary in good faith to reflect the Reorganization Transactions and the Street Smart Transfer, and Seller shall have no Knowledge that the bases for the preparation of such balance sheet are materially misleading.

3.7 Undisclosed Liabilities. Neither Company (solely with respect to the Risk Center Business) nor Company Subsidiary (solely with respect to the E Team Business) have any liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (a) Liabilities reflected in the Interim Balance Sheet, (b) Liabilities of Company for post-Closing performance under Contracts, but not for indemnity or breach of contract liability arising out of pre-Closing conduct that has not been reflected in the Financial Statements or disclosed in a Disclosure Schedule, (c) Liabilities of Company Subsidiary for post-Company Subsidiary Transfer Date performance under Contracts, but not for indemnity or breach of contract liability arising out of pre-Company Subsidiary Transfer Date conduct that has not been reflected in the Financial Statements or disclosed in a Disclosure Schedule, (d) Liabilities of the Risk Center Business or the E Team Business which have arisen after the date of the Interim Balance Sheet in the ordinary course of business, consistent with past practices, and (e) Liabilities otherwise disclosed on Schedule 3.7.

3.8 Legal Compliance. Except as set forth in Schedule 3.8, both Company and Company Subsidiary have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies and instrumentalities thereof). Neither Company nor Company Subsidiary has received any notice from any such governmental authority of any violation or alleged violation of any such laws, and neither Company nor Company Subsidiary has received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against it by a governmental authority alleging any failure so to comply, and, to Seller’s Knowledge, there is no basis therefor.

3.9 Tax Matters.

(a) Company Tax Matters. Except as set forth in Section 7.7 with reference to state and local tax compliance, Seller or Company, as applicable, have filed in accordance with applicable law all Tax returns that Company was required to file, all such Tax returns were correct and complete in all material respects, all Taxes owed by Company (whether or not shown on any Tax return but excluding any accrued but not yet payable taxes) have been paid. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has filed Tax returns in all jurisdictions where it is required to file and has not received written notice of any claim by any taxing authority in any other jurisdiction that the Company and the Company Subsidiary is or may be subject to taxation by that jurisdiction. No Taxes will become payable by the Company and the Company Subsidiary as a result of the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement (including the Contribution, Conversion, Reorganization Transactions and the Street Smart Transfer). There are no liens with respect to Taxes upon any of the assets or properties of the Company and the Company Subsidiary, other than with respect to Taxes not yet due and payable. No audit or administrative or judicial Tax examination or proceeding is pending or is being conducted with respect to the Company and the Company Subsidiary. Neither Seller nor the Trusts is a “foreign person” within meaning of Section 1446(f) or Treasury Regulation Section 1.1445-2(b). The Company and the Company Subsidiary do not own any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal income tax purposes (or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes). At all times between its formation and the Closing, Seller has been and will be classified as an S Corporation for U.S. federal, state, and local income tax purposes (except New Jersey and New York City). At all times between its formation and the Contribution, the Company has been a validly electing S Corporation for U.S. federal, state, and local income tax purposes (except New Jersey and New York City). Pursuant to the Contribution, the Company will be classified as a Qsub for U.S. federal income tax purposes (and for state and local income tax purposes in those states conforming to that federal income tax treatment) at all times prior to the Conversion. At all times after the Conversion the Company will be treated as a disregarded entity under Treasury Regulations Section 301.7701-3 for U.S. federal income tax purposes (and for state and local income tax purposes in those states conforming to that federal income tax treatment).

(b) Company Subsidiary Tax Matters. Except as set forth in Section 7.7 with reference to state and local tax compliance, Company or Company Subsidiary, as applicable, have filed in accordance with applicable law all Tax returns that Company Subsidiary was required to file, all such Tax returns were correct and complete in all material respects, and to Seller’s Knowledge, all Taxes owed by Company Subsidiary (whether or not shown on any Tax return but excluding any accrued but not yet payable taxes) have been paid. Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party. At all times between its formation and the Company Subsidiary Transfer Date, the Company Subsidiary has been treated as a disregarded entity under Treasury Regulations 301.7701-3 for U.S. federal income tax purposes (and for state and local income tax purposes in states conforming to that federal income tax treatment).

3.10 Intellectual Property.

(a) Schedule 3.10(a) lists (i) all Intellectual Property that is registered, issued or subject to a pending application for registration or issuance and used in the Risk Center Business or E Team Business (“Company Registered Intellectual Property”) and (ii) Intellectual Property that is not registered but that is material to the Risk Center Business or E Team Business or either of their operations (collectively with the Company Registered Intellectual Property, the “Company Intellectual Property”). Additionally, Schedule 3.10(a) lists any actions that must be taken by Company or Company Subsidiary within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any registration rights in and to any Company Registered Intellectual Property.

(b) Company and Company Subsidiary possess all right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances), license, or other restriction; the Company Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and none of Seller, Company nor Company Subsidiary has received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with respect to the Company Intellectual Property.

(c) To the extent that any Company Intellectual Property has been developed or created by any Person other than an employee of Company or Company Subsidiary, as applicable, Company or Company Subsidiary, as applicable, has a written agreement with such Person with respect thereto and Company or Company Subsidiary, as applicable, has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property by operation of law or by valid assignment of any such rights. Each employee of Company or Company Subsidiary involved in the development of Company Intellectual Property has executed a valid and binding written agreement assigning to the Company or Company Subsidiary, as applicable, all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment.

(d) Except as otherwise set forth on Schedule 3.10(d), the operation of each of the Risk Center Business and the E Team Business as currently conducted, including but not limited to any outstanding bids, proposals, contracts or purchase orders related to either of the Risk Center Business or E Team Business, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Company or Company Subsidiary, does not (i) infringe or misappropriate the Intellectual Property of any Person, or (ii) violate any material term or provision of any Contract concerning the Intellectual Property of any Person to which Company or Company Subsidiary is a party or by which Company or Company Subsidiary is bound. Neither Company nor Company Subsidiary has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Company or Company Subsidiary, as applicable, infringes or misappropriates the Intellectual Property of any Person.

(e) Each item of Company Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, for the purposes of maintaining such registered Company Intellectual Property.

(f) To the Knowledge of Seller, no Person is infringing or misappropriating any Company Intellectual Property.

(g) No Company Intellectual Property is subject to any order, action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such Company Intellectual Property by Company or Company Subsidiary, as applicable, or that may affect the validity, use or enforceability of such Company Intellectual Property.

3.11 Information Technology Infrastructure; Privacy and Data Security.

(a) Schedule 3.11(a) identifies all computer software (other than commercial off-the-shelf software) material to the operation of the Risk Center Business or E Team Business or other Intellectual Property material to the operation of the Risk Center Business or E Team Business that Company uses in connection with the Risk Center Business or E Team Business pursuant to license, sublicense, agreement, or permission from a third party (“Company Intellectual Property Licenses”). Company is in material compliance with the terms of such Company Intellectual Property Licenses and has paid all license fees and the like payable with respect to such Company Intellectual Property Licenses. Subject to receipt of the applicable third party consents as set forth on Schedule 3.20, the Company Intellectual Property Licenses are transferable to Buyer, and Buyer shall have full use and enjoyment of such Company Intellectual Property Licenses on substantially identical terms immediately following Closing.

(b) Schedule 3.11(b) identifies all computer software (other than commercial off-the-shelf software) material to the operation of the Risk Center Business or E Team Business or other Intellectual Property material to the operation of the Risk Center Business or E Team Business that Company Subsidiary uses pursuant to license, sublicense, agreement, or permission (“Company Subsidiary Intellectual Property Licenses”). Company Subsidiary is in material compliance with the terms of such Company Subsidiary Intellectual Property Licenses and has paid all license fees and the like payable with respect to such Company Subsidiary Intellectual Property Licenses. Subject to receipt of the applicable third-party consents as set forth on Schedule 3.20, Company Subsidiary shall continue to have full use and enjoyment of such Company Subsidiary Intellectual Property Licenses on substantially identical terms immediately following the Company Subsidiary Transfer Date.

(c) Each of Company and Company Subsidiary has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property that is material to the operation of the Risk Center Business or E Team Business, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. Each of Company and Company Subsidiary has complied in all material respects with all legal requirements and, to the Knowledge of Seller, all contractual requirements pertaining to information privacy and security applicable to the Risk Center Business and the E Team Business. Neither Company nor Company Subsidiary has received a written complaint relating to an improper use or disclosure of, or a breach in the security of, any third party confidential information, nor to the Knowledge of Seller has any other such complaint been made or threatened against Company or Company Subsidiary. There has been no: (1) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Company or Company Subsidiary, or (2) material breach of Company’s or Company Subsidiary’s security procedures wherein proprietary or confidential information of the Company or Company Subsidiary has been disclosed to a third party.

(d) Except as set forth in Schedule 3.11(d), neither Company nor Company Subsidiary has licensed, distributed or disclosed, or knows of any distribution or disclosure by others (including its employees and contractors) of, any source code included in its products to any Person, except to employees with a need to know such information in order to perform their job duties, and Company or Company Subsidiary, as applicable, has taken reasonable physical and electronic security measures to prevent disclosure of such source code. Except as described in Schedule 3.11(d) or in Schedule 3.11(e), no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code by Company, Company Subsidiary or any escrow agent(s) or any other Person to any third party.

(e) Schedule 3.11(e) lists the open source code that either Company or Company Subsidiary has incorporated into the Risk Center Business or E Team Business software products or which either Company or Company Subsidiary has provided to its customers in conjunction with any Risk Center Business or E Team Business software products. Except as set forth in Schedule 3.11(e), Company and Company Subsidiary are not required under any “open source” license listed in Schedule 3.11(e) to do the following with respect to each of its software products listed on Schedule 3.11(e): (i) make it freely available, or freely disclose or distribute it in source code form, (ii) license it to the public for the purpose of making derivative works, (iii) make it redistributable at no charge or minimal charge, or (iv) license it to the public under terms that require the allowance of reverse engineering, reverse assembly or disassembly of any kind. The term “open source” license means any software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open

Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd). This Section 3.11(e) is limited to the Risk Center Business and E Team Business software products as provided or made accessible to their respective customers on the Closing Date.

(f) The products and/or services developed by Company and Company Subsidiary conform in all material respects to the written documentation and specifications therefor. Neither Company nor Company Subsidiary have knowingly or intentionally incorporated into its products and/or services any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair the intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(g) Each of Company and Company Subsidiary has and follows a policy for tracking material bugs, errors and defects in its products and services of which it becomes aware, and maintains and keeps current a computerized database for such purpose, and application of security patches and security upgrades. Company’s and Company Subsidiary’s actual practices have consistently conformed in all material respects to its policy. Schedule 3.11(g) sets forth a correct and complete list of any material acts of hackers, denial of service attacks, security breaches or other similar system security incidents that, to the Knowledge of Seller, resulted in unauthorized access to personally identifying or other private and confidential information of any individual, or the confidential information of any customer or other business partner of the Risk Center Business or E Team Business during the past five (5) years, and the status or resolution thereof. Except as otherwise set forth in Schedule 3.11(g), each of Company and Company Subsidiary has implemented any and all material security patches or material security upgrades that are generally available for its products, services and internal systems in accordance with its policy. The term “material security patches or material security upgrades” means, for purposes of the foregoing sentence, security patches and security upgrades the implementation of which other companies developing, marketing and/or using similar software would reasonably consider prudent.

(h) Schedule 3.11(h) identifies all categories of Protected Information collected by Company or Company Subsidiary through Internet websites owned, maintained or operated by Company or Company Subsidiary (“Company Sites”), through the provision of managed detection and response services, monitoring of customer systems, Company’s or Company Subsidiary’s security operations centers, any and all Company or Company Subsidiary appliance products supporting customers, and through any other products or services. “Protected Information” means any information that alone or in combination with other information held by the Company (i) can be used to specifically identify a natural person, (ii) constitutes personal, private, health or financial information, or (iii) is governed, regulated or protected by one or more information privacy and security laws.

(i) From the date that is two (2) years before the date of this Agreement, each of Company and Company Subsidiary has taken reasonable steps (including implementing adequate measures with respect to technical and physical security) designed to ensure that all Protected Information in its possession or under its control is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. From the date that is two (2) years before the date of this Agreement, there has been no loss, theft, or unauthorized access to or misuse of Protected Information in either of the Company’s or Company Subsidiary’s possession or under their control.

(j) To the Knowledge of Seller, the computer software, firmware, networks, middleware and systems, information technology equipment under the control of Seller at Seller’s premises and used or held for use in connection with the operation of the Risk Center Business and Public Safety Business (the “IT Assets”) do not contain any viruses, malware, Trojan horses, worms, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, disabling codes, or other devices that reasonably could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise materially adversely affect the functionality of the IT Assets. Each of Company and Company Subsidiary complies with industry standard practice to periodically review patches, updates and hotfixes offered or recommended by any third-party developer or supplier of IT Assets and deploys such patches, updates and hotfixes that it believes are commercially prudent. To the Knowledge of Seller, no Person has gained unauthorized access to any IT Assets.

(k) Each of Company and Company Subsidiary has adopted written policies and procedures that apply to Company and Company Subsidiary with respect to privacy, data protection, security and the collection and use of Protected Information gathered or accessed in the course of the operations of Company and Company Subsidiary, as the case may be. Each of Company and Company Subsidiary is in compliance in all material respects with such policies and procedures. Each of Company and Company Subsidiary has adopted reasonably appropriate disaster recovery plans and procedures in place for the Risk Center Business or Public Safety Business, as applicable, in the event of any material failure of any of the IT Assets, and each of Company and Company Subsidiary has regularly tested such plans and procedures. From the date that is two (2) years before the date of this Agreement, each of Company and Company Subsidiary has not experienced any data security breach of any IT Assets, or unauthorized access, use or disclosure of any Protected Information, owned, used, stored, received, or controlled by or on behalf of Company or Company Subsidiary, as applicable, including any unauthorized access, use or disclosure of Protected Information, that would constitute a breach for which notification to individuals, third parties and/or a governmental authority is required under any applicable information privacy and security laws or Contracts to which Company or Company Subsidiary is a Party.

3.12 Personal Property and Equipment.

(a) Schedule 3.12(a) sets forth all personal property, equipment and materials, in each case, with an individual value in excess of $2,500.00, owned or leased by Company and used in the Risk Center Business and, to Seller’s Knowledge, all such equipment and material is presently in good working condition, ordinary wear and tear excepted.

(b) Schedule 3.12(b) sets forth all personal property, equipment and materials, in each case, with an individual value in excess of $2,500.00, owned or leased by Company Subsidiary and used in the E Team Business and, to Seller’s Knowledge, all such equipment and material is presently in good working condition, ordinary wear and tear excepted.

3.13 Contracts.

(a) Schedule 3.13 lists the following Contracts to which Company is a party with respect to the Risk Center Business, or to which Company Subsidiary is a party (collectively, the “Material Contracts”):

(i) Each promissory note, loan or conditional sales agreement of Company with respect to the Risk Center Business, or of Company Subsidiary, with an unpaid balance more than $25,000;

(ii) Each license agreement relating to Intellectual Property of Company (solely and exclusively with respect to the Risk Center Business) or of Company Subsidiary (other than “open source” licenses or licenses incident to leases of computers, commercial off-the-shelf software or office equipment used in the ordinary course of business);

(iii) Each Contract for the employment or engagement of any employee, consultant, independent contractor or agent, other than those terminable at will on notice of 30 days or less without any severance obligation;

(iv) Each Contract for the purchase or lease by Company (solely and exclusively with respect to the Risk Center Business) or by Company Subsidiary of real or personal property from a third party in excess of $25,000 annually, in any individual case (other than purchase orders that do not individually exceed $30,000 in price);

(v) Each Contract for the sale of real or personal property (including products), or the performance of services, by Company (solely and exclusively with respect to the Risk Center Business) or Company Subsidiary, requiring payment by or to the Company or Company Subsidiary in excess of $10,000 annually in the aggregate for each such Contract; provided, however, that for purposes of section (v) of Schedule 3.13(a), the listing of a Contract shall be deemed to include all currently in force renewals, amendments, extensions, addenda and similar currently effective modifications of or to the listed Contract;

(vi) Any joint venture, partnership or similar revenue sharing arrangement, and each Contract with a Channel Partner;

(vii) Contracts with (1) Seller or any Affiliate of Seller (other than Company and Company Subsidiary) or, to Seller’s Knowledge, (2) any individual related by blood, marriage or adoption to any member, officer, manager, employee of Company or Company Subsidiary, or (3) any business entity in which any such Person identified in clause (1) or (2) owns any beneficial interest;

(viii) Any power of attorney granted by Company or Company Subsidiary (other than powers of attorney granted in connection with trademark registrations filings in the ordinary course of business);

(ix) Contracts that (A) restrict the Company or Company Subsidiary from engaging in any line of business, selling products or services in any geography, or competing with any Person or (B) restrict the use, ownership, operation or alienability of any of the assets of Company or Company Subsidiary;

(x) Contracts with “most favored nation” or “best pricing” clauses;

(xi) each Government Contract; and

(xii) any Contract that relates to the acquisition or disposition of any business, substantially all of the assets of, or equity of any Person (whether by merger, sale of equity, sale of assets or otherwise) and contains obligations that will survive the Closing or the Company Subsidiary Transfer Date, as applicable.

(b) Seller has made available to Buyer or Buyer’s advisors a correct and complete copy of each Material Contract. With respect to each such Material Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to receipt of consents as set forth on Schedule 3.20, the Contract will remain in full force and effect immediately after Closing or the Company Subsidiary Transfer Date, as applicable, in accordance with its terms and no party to such Contract has indicated that the consummation of the transactions contemplated by this Agreement will result in the cancellation of any such Contract; (iii) neither Company nor Company Subsidiary (as applicable) nor, to Seller’s Knowledge, any other party to such Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Company or Company Subsidiary (as applicable) or, to Seller’s Knowledge, any other party thereto, or permit termination, modification or acceleration, under the Contract; (iv) other than as reflected in Company’s and Company Subsidiary’s respective accounts receivable aging schedules (each of which have been made available to Buyer prior to Closing), there are no payables or receivables outstanding and overdue under the Contract and neither Company nor Company Subsidiary has accelerated the collection of receivables or unreasonably deferred accounts payable under such Contract outside of the ordinary course of business; and (v) neither Company nor Company Subsidiary (as applicable) nor, to Seller’s Knowledge, any other party thereto has repudiated any provision of the Contract.

(c) Neither Company, Company Subsidiary nor any of their respective (as applicable) stockholders, directors, managers, or officers has been debarred, suspended or excluded from participation in the award of any Material Contract with a governmental entity nor, to the Knowledge of Seller, has any debarment, suspension or exclusion proceeding been initiated against any such Person.

(d) All Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the two (2)-year period prior to the Closing are listed on Schedule 3.13(d). Such schedule accurately reports for each Government Contract the total net payments made as of May 31, 2019, and payments due for work performed. Except as set forth in Schedule 3.13(d) neither Company nor Company Subsidiary has bid on or been awarded any “small business set aside contract,” “woman-owned set aside contract,” any other “set aside contract” or other order or contract requiring small business or other special status for, the Risk Center Business or the E Team Business at any time during the last two (2) years; provided that for the avoidance of doubt such Government Contracts may have said provisions applicable to subcontractors or entities other than the Company or Company Subsidiaries. Company and Company Subsidiary are, and have been at all times during the two (2)-year period prior to the date of this Agreement, in compliance with all material terms and conditions of each Government Contract, and Neither Company nor Company Subsidiary has received notice of any breach or violation of any contract requirement or law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date two (2) years prior to the date of this Agreement has been, in effect pertaining to any Government Contract.

(e) To Seller’s knowledge, all representations, certifications and statements executed, acknowledged or submitted by or on behalf of Company or Company Subsidiary to a governmental or regulatory authority in connection with any Government Contract (or change or modification thereto) were and still are complete and correct in all material respects.

(f) Neither Company nor Company Subsidiary has any pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, and Seller has no knowledge of any claim or anticipated claim against Company or Company Subsidiary by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract.

(g) Schedule 3.13(g) sets forth a correct and complete list of all Government Contracts that require Company or Company Subsidiary or any of their respective personnel to have and maintain a security clearance, as well as the clearance required. With respect to such Government Contracts, Company and Company Subsidiary and/or their respective personnel, have the required security clearance and are in compliance with all material terms of such contract and all terms, obligations, and reporting or other requirements with respect to such security clearance. Neither Company nor Company Subsidiary has been notified that any such security clearance is out of compliance or may be revoked.

3.14 Proposals. Schedule 3.14 sets forth a correct and complete list of all pending, submitted responses to requests for proposals, submitted bids and other agreements (including amendments and modifications thereto) with respect to the Risk Center Business or the E Team Business which, if accepted, would obligate Company or Company Subsidiary, as applicable, to deliver any goods or services (the “Proposals”). The list includes the name of the potential customer, the products and/or services proposed to be supplied, the price at which such products or services will be supplied, the date the Proposal was submitted, and the anticipated date that a response to the Proposal will be received. Seller has made available to Buyer correct and complete copies of all Proposals, including all amendments and modifications thereto.

3.15 Accounts Receivable. All accounts receivable of the Risk Center Business and the E Team Business are set forth on Company’s or Company Subsidiary’s books and records, and are valid receivables subject to no setoffs or counterclaims.

3.16 Litigation. Neither Company nor Company Subsidiary is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party or, to Seller’s Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Neither Company nor Company Subsidiary is party to a claim or dispute that is reasonably likely to result in such action, suit, proceeding, hearing, or investigation.

3.17 Warranty and Liability. Each Risk Center Business and E Team Business product and service sold and delivered by Company or Company Subsidiary in connection with any Material Contract has been in material conformity with all applicable contractual commitments and all express and implied warranties, if any, and, to Seller’s Knowledge, neither Company nor Company Subsidiary has any Liability or other damages in connection therewith. No Risk Center Business or E Team Business product or service sold or delivered by Company or Company Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in each respective Material Contract. Since January 1, 2018, neither Company nor Company Subsidiary has received any warranty claims, contractual terminations, or requests for settlement or refund due to the failure of its products or services to comply with the applicable Material Contract or applicable Law.

3.18 Labor and Employment. Set forth on Schedule 3.18(a) is a list of all written agreements with employees of Company or Company Subsidiary who work primarily for the Risk Center Business or the E Team Business that cannot be terminated at will upon 30 days’ notice, and Company has made available to Buyer correct and complete copies of each such agreement. Schedule 3.18(b) sets forth the name, position, start date, and salary (including any bonuses and commissions) of the individuals employed primarily in the Risk Center Business or E Team Business (collectively, the “Company Employees”) and the names, description of services and last 12 months of payments with respect to any independent contractors and consultants used primarily in connection with the Risk Center Business or E Team Business (collectively, the “Company Contractors”). Except as set forth on Schedule 3.18(c), Company or Company Subsidiary, as applicable, is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor and has withheld and paid to the appropriate governmental entities or is holding for payment not yet due to such governmental entities, all amounts required to be withheld from employees of Seller or Company Subsidiary, as applicable, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except where any such noncompliance would not have a material adverse effect. Neither Company nor Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement or contract with a labor union or other labor organization, nor is Company or Company Subsidiary the subject of any proceeding or claim asserting that it or any of its employees has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. Except as set forth in Schedule 3.18(d), neither Company nor Company Subsidiary has since the date that is two (2) years before the date of this Agreement, been subject to any labor union organizing activity, or any labor strike, dispute with any labor union or labor organization, walkout, work stoppage, slow-down or lockout, and none of the foregoing is pending, nor, to the Knowledge of Seller, threatened.

3.19 Employee Benefits.

(a) Schedule 3.19(a) lists all bonus, retirement, disability, vacation, severance, incentive, deferred compensation, change in control and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all Company Employees, Company Contractors, former employees, officers or directors of the Company, Company Subsidiary or ERISA Affiliate (all of the foregoing are collectively the “Employee Plans”).

(b) Neither Company nor any Company Subsidiary has any liability or contingent liability with respect to the Employee Plans other than routine claims for benefits, nor will any of Company’s or Company Subsidiary’s assets be subject to any lien, charge or claim relating to the obligations of Company or Company Subsidiary with respect to any of the Company Employees, Company Contractors or the Employee Plans.

(c) Neither the Company, Company Subsidiary nor any of their ERISA Affiliates has maintained, contributed to or been obligated to contribute to, or has any Liability (including withdrawal liability as defined in Section 4201 of ERISA) or responsibility with respect to any Employee Plan that is subject to Title IV of ERISA, including any multiemployer plan (as defined in Section 3(37) of ERISA (“Multiemployer Plan”).

(d) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Plans (other than any Multiemployer Plan), nor, to the Knowledge of Seller, is there any basis for any such action, suit or claim. No Employee Plan (other than any Multiemployer Plan) is currently under investigation, audit or review by any governmental entity, and, to the Knowledge of Seller, no such action is contemplated or under consideration by any governmental entity.

(e) Except as set forth on Schedule 3.19(e), (i) neither the Company nor the Company Subsidiary has any liability or obligation under any Employee Plan to provide post-termination life insurance or medical or health benefits or any other welfare benefits to any of its current or former employees, officers or directors or dependents thereof other than as required by Part 6 of Title I of ERISA or similar provisions of applicable state or local Law, (ii) neither the Company nor the Company Subsidiary has engaged in any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan and (iii) neither the Company nor the Company Subsidiary (or any officer, director or employee of either) has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA.

(f) Prior to Closing, Company has transferred to Seller or an Affiliate of Seller (other than Company or Company Subsidiary) all Employee Plans and any Liabilities thereto. Buyer shall not assume any Employee Plans or any Liabilities with respect to the Employee Plans. Following the consummation of the transactions contemplated by this Agreement, neither the Company, Company Subsidiary nor Buyer or any ERISA Affiliate of any of them is or will be obligated to bear, or shall otherwise be responsible for, any of the costs, fees, expenses, losses, obligations or liabilities resulting from, relating to or arising out of any of the Employee Plans.

3.20 Consents. Schedule 3.20 lists all consents and notices required to be obtained or given by or on behalf of Company or Company Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements in compliance with all applicable laws, rules, regulations, or orders of any governmental entity, or the provisions of any Contract or any Intellectual Property License.

3.21 Pipeline. Seller has made available information to Buyer about potential orders from customers and prospective customers with respect to the Risk Center Business and/or the E Team Business. While Seller makes no representation or warranty as to whether such projected orders will be received, Seller represents and warrants that information made available to Buyer with respect to such projected orders was provided in good faith and was based on assumptions or information believed by Seller to be reasonable and accurate as of the date of this Agreement.

3.22 Material Customers, Channel Partners and Material Suppliers. Set forth on Schedule 3.22 is a list, as of the date hereof, of: (a) the twenty-five (25) largest customers of each of the Risk Center Business and the E Team Business (with an indication of whether each such customer is a Risk Center Business or E Team Business customer), based on revenue of each of Company and Company Subsidiary during each of the last two (2) calendar years (“Largest Customers”); (b) the three (3) largest Channel Partners of the Risk Center Business, based on revenue of each of Company and Company Subsidiary during each of the last two (2) calendar years (“Largest Channel Partners”); and (c) the ten (10) largest suppliers of each of the Risk Center Business and the E Team Business (with an indication of whether each such customer is a Risk Center Business or E Team Business customer), based on expenses of each of Company and Company Subsidiary during each of the last two (2) calendar years (“Largest Suppliers”). Company and Company Subsidiary, as applicable, have good commercial working relationships with the Largest Customers, Largest Channel Partners and Largest Suppliers and, except as set forth on Schedule 3.22, none of the Largest Customers, Largest Channel Partners or Largest Suppliers has canceled or otherwise terminated, or, to the Seller’s Knowledge, threatened to cancel or otherwise terminate, its relationship with Company or Company Subsidiary, as applicable, or has during the last twelve (12) months decreased materially, or, to the Seller’s Knowledge, threatened to decrease materially, its services, supplies or materials to Company or Company Subsidiary or its usage of Company’s or Company Subsidiary’s services or products, as the case may be. Except as set forth in Schedule 3.22, Company Subsidiary is not a party to any Contracts with any Channel Partners or otherwise have a commercial relationship with any Channel Partners.

3.23 Sufficiency. At the Closing, except as set forth in Schedule 3.23(a), the Company will in aggregate own, license or otherwise have the right to use (including pursuant to the Transition Services Agreement) assets that are sufficient to conduct the Risk Center Business in all material respects as presently conducted. On the Company Subsidiary Transfer Date, except as set forth in Schedule 3.23(b), the Company Subsidiary will in aggregate own, license or otherwise have the right to use (including pursuant to the Transition Services Agreement) assets that are sufficient to conduct the E Team Business in all material respects as presently conducted.

3.24 Real Property.

(a) None of the Acquired Companies owns real property.

(b) Schedule 3.24(b) sets forth as of the date hereof all real properties leased by each of the Acquired Companies (the “Leased Real Properties”). With respect to each lease agreement pursuant to which such real properties are leased (each, a “Real Property Lease”), (i) neither of the Acquired Companies nor, to the Knowledge of Seller, any other party thereto is in material breach of the terms thereof, (ii) none of the Acquired Companies has received a written notice of termination, and (iii) all rent and other charges currently due and payable thereunder have been paid in all material respects. Each Real Property Lease is valid, binding and enforceable in accordance with its terms, and the Company or the Subsidiary, as applicable, holds a valid and existing leasehold interest under each Real Property Lease. The Acquired Companies have provided to Buyer a correct and complete copy of each Real Property Lease.

(c) To the Knowledge of Seller, the use of the Leased Real Properties, as presently used by the Company or the Company Subsidiary, does not violate in any material respect any local zoning or similar land use laws or governmental regulations or any covenant, condition, restriction, order or easement applicable to the Leased Real Properties. To the Knowledge of Seller, there is no pending or threatened (i) condemnation actions affecting the Leased Real Properties or (ii) zoning, building code or other moratorium action or similar matter, in the case of each of clauses (i) and (ii) which is reasonably expected to materially and adversely affect the ability of the Company or the Company Subsidiary to operate the Leased Real Properties after the Closing in the same manner as they are currently operated. The Leased Real Properties and the improvements thereon are in good operating condition and repair (ordinary wear and tear excepted). Other than the Leased Real Properties, no real property is required to operate the Business as it is currently operated by the Acquired Companies.

3.25 Environmental Matters; Health and Safety.

(a) Each of the Acquired Companies is, and has been since the date that is two (2) years before the date of this Agreement, in compliance in all material respects with all Environmental, Health, and Safety Requirements applicable to its operation of the Business, and to its ownership or use of its assets, including the use of the Leased Real Properties;

(b) None of the Acquired Companies has released Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by the Company or Company Subsidiary. To the Knowledge of Seller, there has not been a release of Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by either of the Acquired Companies, that would result in a material Liability for which the Acquired Companies would be responsible; and

(c) None of the Acquired Companies has received any written notice or claim (nor to the Knowledge of Seller has it received any oral notice or claim) alleging that it has violated any Environmental, Health, and Safety Requirements or that it has any liability or obligation to any Person as a result of the presence or release of any Hazardous Substances, and, to the Knowledge of Seller, there is no basis for any such claim.

(d) Neither of the Acquired Companies is a party to or, to the Knowledge of Seller, affected by any proceedings, investigations, or agreements concerning Environmental, Health, and Safety Requirements or the presence or release of any Hazardous Substances that would result in a material Liability for which either of the Acquired Companies would be responsible.

3.26 Insurance. Schedule 3.26 lists all insurance policies currently maintained by or on behalf of the Acquired Companies and includes a description of any self-insurance arrangements currently in effect with respect to the Acquired Companies (collectively, the “Insurance Policies”). All Insurance Policies are valid and enforceable and in full force and effect (except as such enforceability may be limited by the applicable insurer’s bankruptcy, insolvency, moratorium, or other similar laws related to or affecting creditors’ rights generally or by general equitable principles) and neither of the Acquired Companies has received written notice nor, to the Knowledge of Seller, oral notice of any cancellation with respect to any such Insurance Policy. There are no claims pending as to which the insurer under any Insurance Policy has denied liability or is reserving its rights, and all pending claims thereunder have been timely and properly filed.

3.27 Investment Purpose; Restrictions on Transfer. Seller is acquiring the Buyer Shares solely for its own account for investment purposes and not with a present view to, or for offer or sale in connection with, any distribution thereof. Seller is not acquiring the Buyer Shares as a nominee or agent or otherwise for any other Person. Seller understands that the issuance of the Buyer Shares to Seller will not be registered under the Securities Act or any state securities laws, and Seller understands that the Buyer Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom and subject to state securities laws and regulations, as applicable. Accordingly, Seller is able to bear the economic risk of holding the Buyer Shares for an indefinite period. Seller understands that certificates representing the Buyer Shares will bear an appropriate and customary legend (or, to the extent any Buyer Shares are uncertificated, records reflecting such Buyer Shares will include equivalent notations) making reference to the foregoing restrictions, and that Buyer shall not be required to give effect to any purported transfer of the Buyer Shares except upon compliance with the foregoing requirements regarding registration or the availability of an exemption from registration under the Securities Act. Seller understands that Buyer is relying upon the representations and agreements of Seller contained in this Agreement (and any supplemental information) for the purpose of determining whether the issuance of the Buyer Shares to Seller meets the foregoing requirements. If Seller designates Seller’s Designee to receive the Buyer Shares, then references to Seller in this Section 3.27 and in Sections 3.28, 3.29 and 3.30 will each be deemed to be references to Seller and Seller’s Designee, collectively.

3.28 Status of Seller. Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Seller shall furnish any additional information as reasonably requested by Buyer to assure compliance with the Securities Act and other applicable federal and state securities laws in connection with the issuance of Buyer Shares to Seller. Any information that has been furnished or that will be furnished by Seller for such purpose is correct and complete, and does not contain any misrepresentation or material omission. Through its management and professional advisors, Seller has sufficient knowledge, skill and experience in financial and business matters so as to be capable of evaluating the Buyer Shares and, with the assistance of such advisors to the extent Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of receiving the Buyer Shares under this Agreement, and the consequences of doing so. Seller has considered the suitability of the Buyer Shares as an investment in light of its own circumstances and financial condition and Seller is able to bear the risks associated with an investment in the Buyer Shares.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), none of Seller, the Company, or the Company Subsidiary, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company, or the Company Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, the Company, or the Company Subsidiary furnished or made available to Buyer and its Representatives prior to the date of this Agreement, nor any warranty as to merchantability or fitness for any particular purpose.

3.30 Independent Investigation. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Article IV of this Agreement and expressly disclaims any reliance on any other information or the absence thereof in entering into this Agreement; and (b) none of Buyer, Affiliates of Buyer nor any other Person has made any representation or warranty as to Buyer, the Buyer Shares or this Agreement, except as expressly set forth in Article IV of this Agreement.

3.31 Company Subsidiary Business. Except as set forth in Schedule 3.31, Company Subsidiary is engaged solely in the Street Smart Business and the E Team Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate or company power and authority, as the case may be, to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties and to acquire and own the Purchased Interests and to consummate the transactions contemplated hereby.

4.2 Authorization of Transaction and Buyer Shares. Buyer has full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is or may become a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary company actions or proceedings on the part of Buyer, and no further acts or proceedings on the part of Buyer are necessary under their respective charter documents, or by law or otherwise to authorize the execution and delivery by Buyer of this Agreement and the Related Agreements, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby. This Agreement and the Related Agreements to which Buyer is or may become a party constitute (or will constitute when executed or delivered) the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally). The Buyer Shares will be, when issued to Seller in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable, not subject to any pre-emptive rights and not subject to any restrictions on transfer or resale except under the Securities Act and applicable state securities laws.

4.3 Noncontravention. None of the execution and delivery of this Agreement and the Related Agreements, the offer and sale of the Buyer Shares to Seller or the consummation of the transactions contemplated by this Agreement and the Related Agreements will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for any filings required under the Securities Act and state securities laws relating to the issuance of the Buyer Shares to Seller.

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.6 Sufficiency of Funds. Buyer has sufficient funds on hand, and, at the Closing, Buyer will have sufficient funds on hand, to make the payments required pursuant to this Agreement and to perform its obligations with respect to the transactions contemplated hereby. Buyer acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to this Agreement or for Buyer to perform its obligations with respect to the transactions contemplated hereby.

4.7 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Related Agreements.

4.8 Public Disclosures. Buyer’s disclosures in its most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q filed under the Exchange Act, in each case as of the date when filed or publicly disclosed, as applicable, are accurate in all material respects and do not contain any untrue statement or omit to state a material fact necessary to make them, in light of the circumstances in which it was made, not misleading.

4.9 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other person or entity has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Buyer and its Representatives prior to the date of this Agreement.

4.10 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Risk Center Business and E Team Business, results of operations, prospects, condition (financial or otherwise) and assets of the Seller and Company Subsidiary, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and Company Subsidiary for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the disclosure schedules thereto) and expressly disclaims any reliance on any other information or the absence thereof in entering into this Agreement; and (b) none of Seller, Company Subsidiary, Affiliates of Seller or any other Person has made any representation or warranty as to Seller, Company Subsidiary, the Purchased Interests or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the disclosure schedules thereto).

ARTICLE V

CONDITIONS TO OBLIGATION TO CLOSE.

5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (“Buyer’s Closing Conditions”):

(a) The representations and warranties set forth in Article III shall be true and correct in all material respects (except for those that include a material adverse effect or other materiality qualifier, which shall be true in all respects provided in such representations or warranties) at and as of the Closing Date.

(b) Seller and Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a material adverse effect on the right of Buyer to own the Purchased Interests, or to operate the Risk Center Business or E Team Business.

(d) Buyer shall have entered into employment arrangements with the Company Employees as listed on Schedule 5.1, on terms and conditions reasonably acceptable to Buyer.

(e) Seller and each of the stockholders of Seller shall have entered into a noncompetition agreement substantially in the form of Exhibit C hereto.

(f) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, (i) to the effect that each of the conditions specified in Sections 5.1(a), (b) and (c) above have been satisfied in all respects; (ii) certifying that attached thereto are correct and complete copies of all resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (iii) certifying the names and signatures of the officers of each of Seller and Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(g) Seller shall have delivered resignations of the managers, directors and officers of Company (effective as of the Closing) and Company Subsidiary (effective as of the Company Subsidiary Transfer Date), to the extent requested by Buyer.

(h) Seller shall have delivered a FIRPTA certificate executed by Company and Company Subsidiary, as applicable, in accordance with Treasury Regulation 1.1445-2(b)(2) certifying that neither Company nor Company Subsidiary, as applicable, is a foreign person.

(i) Seller, Company, and Company Subsidiary shall have executed and delivered a Transition Services Agreement substantially in the form attached hereto as Exhibit D.

(j) Seller shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as Exhibit E.

(k) Seller, Company, and Company Subsidiary shall have executed and delivered this Agreement and each of the Related Agreements to which each such Party is a party.

(l) All holders of Debt of the Company or the Company Subsidiary, if any, shall have executed and delivered payoff letters, releasing all Encumbrances securing such Debt and attaching or authorizing the filing of Uniform Commercial Code termination statements evidencing such releases, in each case in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”).

(m) Seller shall have executed and delivered a duly executed membership interest assignment agreement with respect to the Interests, effective as of Closing, substantially in the form attached hereto as Exhibit F;

(n) Seller shall have completed the Reorganization Transactions under Section 2.2(a).

(o) Seller shall have delivered the Interim Balance Sheet.

5.2 Conditions to Obligation of Seller. The obligation of Seller and Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (“Seller’s Closing Conditions”):

(a) The representations and warranties set forth in Article IV shall be true and correct in all material respects (except for those that include a material adverse effect or other materiality qualifier, which shall be true in all respects provided in such representations and warranties) as of the Closing Date.

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d) Buyer shall have made or tendered, or caused to be made or tendered, delivery of the Closing Payment required by, and in accordance with, Section 2.1 and the following documents:

(i) a duly executed counterpart signature page to this Agreement and each of the Related Agreements to which Buyer is a party;

(ii) a duly executed counterpart signature page to the Transition Services Agreement substantially in the form attached hereto as Exhibit D;

(iii) a duly executed counterpart signature page to the Escrow Agreement substantially in the form attached hereto as Exhibit E;

(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, (i) to the effect that each of the conditions specified in Sections 5.2(a) through (c) above have been satisfied in all respects; (ii) certifying that attached thereto are correct and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (iii) certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

ARTICLE VI

TERMINATION.

6.1 Termination of Agreement. This Agreement may be terminated prior to the Closing Date by written notice from the terminating party to the other party (or by mutual written consent), effective upon the date of the terminating party’s written notice to the other party (or upon the date of such mutual consent), as follows:

(a) Mutual Consent: by mutual written consent of Buyer and Seller;

(b) Buyer’s Closing Conditions: by Buyer, if Buyer’s Closing Conditions have not been satisfied or waived by August 1, 2019 (the “End Date”), provided that this Agreement has not already been terminated and provided further that Buyer will not be entitled to terminate this Agreement pursuant to this section if Buyer’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(c) Seller’s Closing Conditions: by Seller, if Seller’s Closing Conditions have not been satisfied or waived by the End Date, provided that this Agreement has not already been terminated and provided further that Seller will not be entitled to terminate this Agreement pursuant to this section if Seller’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d) Material Adverse Change: (i) by Seller, if there has been a Material Adverse Change to Buyer’s assets or business and (ii) by Buyer, if there has been a Material Adverse Change to the assets or business of Company; or

(e) Breach: by either Buyer or Seller, if the other party has committed a material breach of this Agreement, and such other party has failed to cure such breach within three (3) Business Days after written notice thereof.

6.2 Effect of Termination. Upon valid termination under Section 6.1, this Agreement shall become wholly void and of no force or effect without any liability or further obligation on the part of Seller or Buyer, except that:

(a) if Buyer terminates this Agreement under Section 6.1(b) and the satisfaction of Buyer’s Closing Conditions by the End Date was within the reasonable control of Seller or its affiliates, then Seller shall pay $1,000,000 in cash (the “Termination Fee”) to Buyer within 30 days after such termination;

(b) if Buyer terminates this Agreement under Section 6.1(e), then Seller shall pay the Termination Fee to Buyer within 30 days after such termination;

(c) if Seller terminates this Agreement under Section 6.1(c) and the satisfaction of Seller’s Closing Conditions by the End Date was within the reasonable control of Seller or its affiliates, then Buyer shall pay the Termination Fee to Seller within 30 days after such termination; and

(d) if Seller terminates this Agreement under Section 6.1(e), then Buyer shall pay the Termination Fee to Seller within 30 days after such termination.

6.3 Company Subsidiary Refund. In the event of a Material Adverse Change to the assets or business of Company Subsidiary (solely with respect to the E Team Business and disregarding the Street Smart Business) before the Company Subsidiary Transfer Date, Buyer may opt to terminate its right to the Company Subsidiary Transfer, in which case Seller shall pay to Buyer the Company Subsidiary Refund.

ARTICLE VII

POST-SIGNING AND POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing.

7.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable (a) to effectively transfer and assign to, and vest in, Buyer the Purchased Interests, or (b) with respect to any regulatory, contractual or other notice or filing required in connection with the transactions contemplated by this Agreement, Seller shall reasonably cooperate, without further consideration, as Buyer reasonably may request, provided the same is at no out-of-pocket cost to Seller in actions taken by Buyer. In case at any time after the Closing any further action is necessary or desirable to effect the transfer and assignment of any assets or contracts as provided in Section 2.2(a), Buyer shall reasonably cooperate, without consideration, as Seller reasonably may request, provided the same is at no out-of-pocket cost to Buyer in actions taken by Seller.

7.2 Post-Closing Preparation of Financial Statements and Transition Services. Seller shall cooperate with the Buyer, Company and Company Subsidiary following the Closing in the preparation of (i) unaudited “carve-out” statements of income for the 6-month periods ending June 30, 2019 and 2018 and “carve-out” balance sheet as of June 30, 2019 and (ii) an unaudited “carve-out” statement of income for the 9-month period ending September 30, 2018, and (iii) an unaudited “carve-out” statement of income for the stub period from July 1, 2019 to the Closing Date. Buyer, Seller and Company shall cooperate in the transition of the Risk Center Business and E Team Business to Buyer as provided in the Transition Services Agreement.

7.3 Confidentiality. Seller agrees not to disclose, use or copy any confidential information being transferred to Buyer pursuant to this Agreement, except to fulfill its obligations under the Transition Services Agreement, to comply with applicable Tax laws, as otherwise provided in this Agreement or as Buyer may authorize or direct. Notwithstanding the foregoing or any other provision hereof or of any Related Agreement to the contrary, Seller and its Affiliates may copy and retain a list of all of the customers of the Risk Center Business and E Team Business (“Company Customers”) together with the names, addresses and contact information of all Company Customers personnel, and, from and after the Closing Date, may contact and solicit Company Customers solely with respect to the sale of Seller’s or its Affiliates’ current cyber security solutions (including without limitation CDN, Mission Center and Soltra Edge, and any successor products thereto) and any reasonable extension thereof which does not compete with the Risk Center Business or the E Team Business.

7.4 Employee Matters.

(a) Except as otherwise set forth in Section 2.2(a)(iv) and Section 2.2(a)(v), each Person who is an Employee shall continue to be employed by Company or Company Subsidiary, as applicable, immediately following the Closing (each such employee individually, a “Company Continuing Employee” and collectively, the “Company Continuing Employees”).

(b) With respect to the employee benefit plans, policies, and arrangements maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees participate after the Closing, Buyer shall use commercially reasonable efforts to cause the Buyer Benefit Plans to recognize all service of the Company Continuing Employees with Company or Company Subsidiary, as applicable, as if such service were with Buyer for all purposes (other than for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit pension plan); provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing in this Agreement, including any document incorporated by this Agreement, shall be construed as an amendment to any Buyer Benefit Plans.

(c) Buyer shall use commercially reasonable efforts to waive any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in Buyer Benefit Plans that provide medical, dental and other welfare benefits (collectively, the “Buyer Welfare Plans”) with respect to the Company Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of showing evidence of good health that applied under the applicable Employee Plans that provide medical, dental and other welfare benefits (the ”Company Welfare Plans” in which the Company Continuing Employee participates or is otherwise eligible to participate as of immediately prior to the Closing Date).

(d) Seller shall report to Buyer with regard to each Company Continuing Employee who participated in a Code Section 125 flexible spending plan for medical benefits maintained by Company or Company Subsidiary immediately prior to the Closing (the “Pre-Closing FSA”) (1) the total contribution elected by the Employee for the calendar year in which the Closing Date occurs (the “FSA Year”), (2) total contributions made by the Employee the Pre-Closing FSA from the beginning of the FSA Year through the date on which he became an employee of Buyer, (3) the amount of the contribution, if any, carried over for his benefit from the calendar year preceding the FSA Year, and (4) the total medical expenses reimbursed by the Pre-Closing FSA for the FSA Year (March 31, 2020). If the total of an Employee’s contributions and carryover exceed the amount reimbursed by the Pre-Closing FSA for claims for medical expenses incurred prior to the Closing Date, Buyer will permit him to participate immediately in a comparable flexible spending plan maintained by Buyer (the “Post-Closing FSA”) and such Employee’s Post-Closing FSA shall be credited with a nonelective employer contribution equal to the amount by which the contributions and carryover over exceed the reimbursements under the pre-Closing FSA. Seller will pay the amount of such Post-Closing FSA nonelective contributions to Buyer. If the reimbursements exceed the sum of the Employee’s contributions and carryover under the Pre-Closing FSA, Buyer shall permit the Employee to participate in its Code Section 125 flexible spending plan for medical benefits no later than the beginning of that plan’s coverage period that begins on or after the Closing.

(e) This Section 7.4 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever.

7.5 Use of Name and Logo. Subject to Seller’s obligations under Section 7.10, to maintain in existence Company Subsidiary and operate the E Team Business until the Company Subsidiary Transfer Date, from and after the Closing, Seller shall not (and shall cause its Affiliates not to), directly or indirectly, use or have any interest in, the “NC4” name or logo or any derivations or variations thereof, except as provided in the Transition Services Agreement, as otherwise agreed in writing among the affected Persons, or as hereinafter expressly provided. Subject to the rights granted to Seller in this Section 7.5, after Closing, Seller will use commercially reasonable efforts to remove any and all references to “NC4” from Seller’s and its Affiliate’s products and services as soon as feasible and in accordance with the time periods permitted in the Transition Services Agreement. In the event that Buyer becomes aware of a reference to “NC4” in any of Seller’s or its Affiliate’s products and services that remains after Closing in violation of this Agreement or the Transition Services Agreement, Buyer will provide Seller with written notice of such reference and Seller will use its commercially reasonable efforts to remove such reference promptly but, in any event, no later than 30 days after receipt of such notice from Buyer.

(a) Limited License to Reference Celerium as “formerly an NC4 Company.” Buyer hereby grants to Seller and its wholly-owned subsidiary Celerium Inc. (“Celerium”), for a period of six months from and after the Closing, subject to the terms and conditions hereinafter set forth, a fully paid-up, royalty-free, non-exclusive license for Seller and Celerium to use throughout the world the name “NC4” (the “Name”) for purposes of describing or referencing Celerium as being “formerly an NC4 company” or words to substantially the same effect, in connection with all services and products sold and offered for sale by Seller and Celerium.

(b) Limited License to Reference NC4 on Celerium’s Website. Buyer hereby grants to Seller and Celerium, and their successors in interest, from and after the Closing, subject to the terms and conditions hereinafter set forth, a perpetual, fully paid-up, royalty-free, non-exclusive license for Seller and Celerium to describe the history and legacy of Celerium as formerly an NC4 company, or words to substantially the same effect, in a manner consistent with what is currently set forth on Celerium’s website at https://www.celerium.com/about.

(c) Restrictions on Seller and Celerium; Ownership by Buyer. After Closing, Seller covenants and agrees that (i) the references to and use of the name “NC4” in connection with its business, services, and products at all times shall be of the level of quality consistent with that conducted by them during the six (6) months prior to the Closing, and in accordance with all applicable federal, state and local laws and industry and standards, and all laws and regulations having application to the performance, provision, advertising, marketing, or sale of their business, services, or products. Buyer is familiar with such standards for business, services, and products currently conducted thereunder by Seller and Celerium, and approves such standards. Seller hereby recognizes and acknowledges after Closing (i) Buyer’s ownership rights in the Name; (ii) the great value of the publicity and goodwill associated with the Name and that the Name constitutes a valuable asset belonging, from and after the Closing, exclusively to Buyer; (iii) that all rights in and to the Name are, effective from and after the Closing, and shall be the sole property of Buyer; and (iv) that Seller’s right to use the Name shall be governed exclusively by this Agreement, the Transition Services Agreement and applicable law. After Closing, nothing in this Agreement shall confer any right of ownership in the Name in Seller. After Closing, Seller acknowledges, and shall not at any time contest, oppose or challenge Buyer’s ownership, or the validity, of the Name, or any registrations of the Name, whether now existing or hereafter obtained. All goodwill resulting from any use of the Name by Seller or Celerium after Closing shall inure to the benefit of Buyer. Seller shall not during the term of the license granted herein or thereafter, except as specifically permitted herein, use, register or attempt to register the Name or any similar mark in the United States (including its states and territories) or any other jurisdiction.

7.6 Records and Transition Assistance. For a period of three (3) years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing litigation or in connection with any administrative proceeding), Buyer shall not dispose of or destroy any of the business records and files of Company or Company Subsidiary. If Buyer wishes to dispose of or destroy such records and files after that time, it shall first give thirty (30) days’ prior written notice to Seller and Seller shall have the right, at its option and expense, upon prior written notice to Buyer within such 30 day period, to take possession of the records and files within sixty (60) days after the date of Seller’s notice to Buyer. Buyer shall also allow Seller and its representatives reasonable access to all business records and files with respect to Company pertaining to periods prior to the Closing Date, and with respect to Company Subsidiary pertaining to periods prior to the Company Subsidiary Transfer Date, to the extent such records and files reasonably relate to a reasonable business purpose disclosed by Seller to Buyer, during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s business and operations.

7.7 Tax Matters.

(a) Seller will prepare and file (or initiate voluntary disclosure processes regarding) all Tax Returns of the Pre-Conversion Company and the Post-Conversion Company due to be filed before the Closing Date. Seller will prepare or cause to be prepared all Tax Returns of the Pre-Conversion Company and the Post-Conversion Company required to be filed after the Closing Date with respect to taxable periods ended on or before the Closing Date (the “Pre-Closing Tax Returns”) and with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period” and each such return, a “Straddle Period Return”). The Pre-Closing Tax Returns and the Straddle Period Returns will be prepared, where relevant, in a manner consistent with the Pre-Conversion Company’s or the Post-Conversion Company’s past practices (as the case may be), except as otherwise required by Applicable Law. In the case of a Straddle Period Return, the portion of the Taxes shown on such Tax Return shall be apportioned, as determined in Section 7.7(c), to the portion of the taxable period ending on the Closing Date. No party shall take any action inconsistent with the Intended Tax Treatment unless required by Applicable Law. For purposes of this Section 7.7, “Pre-Conversion Company” means Company in its form as an S-corporation, as it existed before the Conversion; and “Post-Conversion Company” means Company in its form as a limited liability company, as it will exist after Conversion.

(b) Buyer will cause all Tax Returns of Company other than those described in Sections 7.7(a) and 7.7(g) to be prepared and filed. Buyer will, in the case of a Straddle Period Return, deliver a calculation of the portion of the Taxes shown on such Tax Return that are apportioned, as determined in Section 7.7(c), to the portion of the Tax period ending on the Closing Date to Seller, for review and comment, at least twenty (20) days prior to the applicable filing deadline for such Tax Return (or, in the case of any Tax Return required to be filed more frequently than annually, ten (10) days prior to the applicable filing deadline for such Tax Return). Seller will be responsible for all Taxes due with respect to all Tax Returns for taxable periods ended on or before the Closing Date described in this Section 7.7(b) and shall pay such amounts to Buyer at least five (5) days before the due date thereof.

(c) Any federal, state, and local transfer and sales and use Taxes applicable to, imposed upon or arising in connection with Buyer’s purchase of the Purchased Interests as contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid 50% by Buyer and 50% by Seller.

(i) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that relates to the portion of any Straddle Period ending on the Closing Date shall be: in the case of Taxes (A) based upon, or related to, income or receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or services, or (C) required to be withheld or collected, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any voluntary disclosure process, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to instead take possession of such books and records.

(e) Seller will prepare (or initiate voluntary disclosure processes regarding) necessary returns for payment of any and all sales Taxes (“Sales Tax Returns”) (i) by Company required to be paid for all periods before Closing and (ii) by Company Subsidiary required to be paid for all periods before the Company Subsidiary Transfer Date. At least five (5) Business Days before filing any such Sales Tax Returns, Seller will provide Buyer with a copy of such Sales Tax Returns, together with all applicable information and positions to be taken in such Sales Tax Returns, for review and comment, and Seller will consider any comments received within such five (5) Business Day period in good faith; provided, however, that Seller will have final discretion to file all such Sales Tax Returns in such form and with such information as Seller deems appropriate. To the extent that any such Sales Tax Returns are filed after Closing, Seller will be responsible to pay on behalf of the Company or Company Subsidiary the Tax amount provided in such Sales Tax Returns.

(f) Company, Seller and Buyer shall (i) retain all books and records with respect to Tax matters pertinent to the Pre-Conversion Company and the Post-Conversion Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (and, to the extent notified by Buyer or Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Tax authority and (b) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, shall allow the requesting Party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement); provided however, that if despite such reasonable best efforts, the subject Tax is not mitigated, reduced or eliminated, the party responsible for such Tax under this Agreement shall remain so responsible.

(g) As appropriate in its sole judgment, Seller will initiate voluntary disclosure processes with any one or more of jurisdictions with respect to the Company’s or the Company Subsidiary’s obligations to complete filings or to collect or remit Transaction Taxes or Business Activity Taxes and will have exclusive control over any audits or other controversies relating to such Taxes, including but not limited to all voluntary disclosure processes. Within five (5) Business Days after Seller’s written request, Buyer will provide Seller with all information and copies of all documents Seller requires and which Buyer possesses to complete the voluntary disclosure processes and make all related filings. Seller likewise shall have exclusive control over all inquiries (unrelated to a voluntary disclosure process) from state or local tax jurisdictions relating to prior periods taxes. Buyer shall provide written notification to Seller within two (2) Business Days of any written or oral communication from a representative of any state or local tax jurisdiction relating to any period or portion thereof ending on or before the Closing Date. With regard to all such inquiries, Buyer shall accept and otherwise receive all such communications, but Buyer shall not provide any information to the inquiring party other than the name and contact information for Seller’s representative as identified below. Seller shall be responsible for the payment of all taxes, interest, and penalties relating to its obligations for such periods’ Transaction Taxes and Business Activity Taxes, and shall indemnify Buyer for any such amounts that Buyer is required to pay.

(h) At all times for periods between the Closing Date and the Company Subsidiary Transfer Date, Company Subsidiary will be treated as a disregarded entity under Treasury Regulations Section 301.7701-3 for U.S. federal income tax purposes (and for state and local income tax purposes in those states conforming to that federal income tax treatment), and Seller will prepare and file all Tax Returns of the Company Subsidiary for such periods, in all cases in a manner consistent with the provisions relating to Pre-Closing Tax Returns as provided in Section 7.7(a).

(i) Seller shall pay and be responsible for the payment and reporting of all applicable federal, state and local payroll taxes, including, without limitation, income, FICA and unemployment taxes, attributable to services provided by the Company Continuing Employees prior to the Closing.

7.8 Shared Licenses. After the date of this Agreement, Seller and Buyer shall enter into good faith negotiations to determine a reasonable allocation of the Company software licenses (for third-party software) identified on Schedule 7.8 due to the shared nature of such licenses between Company and some or all of the Non-Target Parties (the “Shared Licenses”), together with a reasonable allocation of the applicable license and maintenance fees. As part of such negotiations, Seller and Buyer shall approach the third-party licensor(s) for the Shared Licenses regarding the allocation of such licenses in a coordinated manner, in consultation with each other and in compliance with any confidentiality requirements in the applicable Company software licenses. Notwithstanding the foregoing, if Seller and Buyer are unable to reach written agreement on the allocation of the Shared Licenses prior to the Closing Date, the Shared Licenses and related ongoing cost and fees will be allocated pro rata after Closing for the duration of the applicable term of each such Shared License based on Company’s and the applicable Non-Target Parties’ historic usage over the trailing twelve (12)-month period ending as of the Closing Date, all as reasonably determined by Seller.

7.9 Seller Release. Effective as of the Closing (or effective as of the Company Subsidiary Transfer Date with respect to Company Subsidiary), Seller, on behalf of itself and each of its Affiliates, and their respective stockholders, officers and directors (collectively, “Seller Related Parties”) hereby releases, and forever discharges, Company, Company Subsidiary, and Buyer and each of their respective successors and assigns (collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), Debts, and Liabilities under or relating to the Purchased Interests, Company or Company Subsidiary, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of the Seller Related Parties now has, has ever had, or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event or omission at or prior to the Closing (or at or prior to the Company Subsidiary Transfer Date with respect to Company Subsidiary). Notwithstanding the foregoing, Seller shall not release, and this Section 7.9 shall not be deemed to affect, any claim of Seller or the Seller Related Parties with respect to (a) any obligation of Buyer pursuant to this Agreement, the Transition Services Agreement or any other documents executed in connection with the transactions contemplated herein, (b) any post-Closing obligation of Company pursuant to this Agreement, the Transition Services Agreement or any other documents executed in connection with the transactions contemplated herein, or (c) any post-Company Subsidiary Transfer Date obligation of Company Subsidiary pursuant to the Transition Services Agreement or any other documents executed in connection with the transactions contemplated herein

7.10 Conduct of Business Pending Close.

(a) Conduct of Business in Ordinary Course. During the period from the date of this Agreement to the Closing Date, Seller shall cause Company to conduct its business in the ordinary course. During the period from the date of this Agreement to the Company Subsidiary Transfer Date, Seller shall cause Company Subsidiary to conduct its business in the ordinary course.

(b) Other Restrictions. During the period from the date of this Agreement to the Closing Date in the case of Company, and during the period from the date of this Agreement to the Company Subsidiary Transfer Date in the case of Company Subsidiary, Seller shall cause each of the Acquired Companies not to: (i) make any change in any method of accounting or of keeping books of account or accounting practices, (ii) cause any damage, destruction or loss of any asset, whether or not covered by insurance which individually exceeds Five Thousand Dollars ($5,000) or exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate, (iii) amend, terminate or breach any of the Material Contracts, (v) acquire any business or person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing, (vi) prepare any Tax Returns relating to either of the Acquired Companies in a manner which is inconsistent with the past practice of either company, (vii) enter into a settlement or a closing agreement with a taxing authority with respect to either of the Acquired Companies, (viii) change, amend or restate the organizational documents of Company or Company Subsidiary, (xii) issue, sell, pledge, dispose, deliver, encumber, or authorize the issuance, sale, pledge, disposition, delivery or encumbrance of, (A) any membership interest, capital stock, or other equity or voting interest (collectively, “Equity Interest”) in either of the Acquired Companies or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire an Equity Interest in either of the Acquired Companies, (xiv) undertake any split, combination, redemption, reclassification, purchase or other acquisition, directly or indirectly, of any Equity Interest in either of the Acquired Companies, or any other change in the capital structure of either of the Acquired Companies (except the Contribution, Conversion or Reorganization Transactions referenced in this Agreement) or (ix) declare, set aside, make or pay any dividends or other distributions or payments with respect to any Equity Interest in either of the Acquired Companies.

7.11 Escrow. On the Closing Date, Buyer and Seller shall enter into the Escrow Agreement, pursuant to which Buyer shall deposit with the Escrow Agent on the Closing Date:

a)

Indemnity Escrow: the amount of $6,221,682.00, 60% of which will be deposited in the form of cash and 40% in the form of shares of Buyer Common Stock (the “Indemnity Escrow Amount”). Subject to Section 7.11(b), the Indemnity Escrow Amount shall be available to Buyer solely to satisfy any Seller indemnification obligations pursuant to and in accordance with the provisions of Article VIII and the Escrow Agreement; and

b)

Tax Escrow: an amount in cash equal to $2,000,000.00 (the “Tax Escrow Amount”). The Tax Escrow Amount shall be available to Buyer solely to satisfy any Seller indemnification obligations pursuant to and in accordance with the provisions of Article VIII applicable to (i) the Tax representations set forth in Section 3.9 with respect to state and local tax compliance, (ii) the disclosures in the second paragraph of Schedule 3.8 , and (iii) any Seller obligations under Section 7.7(e) or (g). For purposes of distribution of the Tax Escrow Amount, Seller shall submit to Buyer, not more frequently than once per month, a draft Disbursement Request (as defined in the Escrow Agreement). As long as the draft Disbursement Request is accompanied by reasonable documentation supporting the basis for the disbursement (including basis for amount(s) and payee(s)) and sufficient funds for the disbursement remain in the Tax Escrow, Buyer shall agree to the Disbursement Request and it shall be submitted to the Escrow Agent. Buyer hereby agrees not make to any claim under the Escrow Agreement for any portion of the Tax Escrow Amount for any claim other than those described in this Section 7.11(b) and shall take all actions required or reasonably requested by Seller, including a joint instruction with respect thereto, for the release of any remaining Tax Escrow Amount (not then subject to claims contemplated by this Section 7.11(b)) upon the expiration of the Escrow Period (as defined in the Escrow Agreement) notwithstanding the pendency or amount of any claim with respect to the matters described in Section 7.11(a). Buyer hereby agrees not to make any claim under the Escrow Agreement for any portion of the Indemnity Escrow Amount for any claim other than those described in Section 7.11(a) and shall take all actions required or reasonably requested by Seller, including a joint instruction with respect thereto, for the release of any remaining Indemnity Escrow Amount (not then subject to claims contemplated by Section 7.11(a)) upon the expiration of the Escrow Period notwithstanding the pendency or amount of any claim with respect to the matters described in this Section 7.11(b).

7.12 Consent Efforts. Seller shall use its commercially reasonable efforts to obtain all Consents listed on Schedule 7.12 (collectively, the “Customer Consents”) prior to Closing or within nine (9) months after the Closing Date. If Seller does not obtain a Customer Consent (in each such case, a “Non-Obtained Customer Consent”), Seller’s Liability for Non-Obtained Customer Consents shall be calculated by taking the trailing 12 month’s annual recurring revenue for each customer contract terminated due to failure to obtain a Customer Consent (“Lost Customer Revenue”) and multiplying such Lost Customer Revenue by 4; provided, however, that, notwithstanding the foregoing, under no circumstances shall the total amount of Seller’s Liability under this Section 7.12 exceed $3 Million; and, provided, further, that, to the extent that any Customer Consent is not obtained by the date that is nine (9) months after the Closing and the Contract associated with such Customer Consent has not been terminated prior to such date, Seller’s obligations to seek such Customer Consent and potential liability to pay Lost Customer Revenue in connection with any such Non-Obtained Customer Consent shall be deemed terminated in all respects.

7.13 Seller Payment of Transaction Expenses. Seller shall (a) in connection with the Reorganization Transactions, assume the obligation to pay the Transaction Expenses and (b) pay as and when due all Transaction Expenses, except in each case for the fees payable to Houlihan Lokey Capital, Inc. which will be paid as part of the Closing Payment under Section 2.1(c)(ii).

7.14 Seller Retention of Cash. Seller will retain, either in one of its own accounts or an account of one of its subsidiaries for the benefit of Seller, (a) at least $5 Million of cash at all times during the first 12 months after Closing, and (b) at least $2 Million at all times during the second 12 months after Closing, after which time Seller shall have no further obligation to retain any amount of cash; provided, however, that Seller may withdraw any and all such cash amounts before the end of such 24-month period after Closing if Seller first delivers to Buyer a personal guarantee executed by Aubrey Chernick, in form reasonably satisfactory to Buyer, of Seller’s indemnity obligations under this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION.

8.1 Survival. The representations and warranties of the Parties contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the day that is the 18 month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization of Transaction), Section 3.4 (Brokers’ Fees), Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.4 (Brokers’ Fees) (collectively, the “Fundamental Representations”) will remain operative and in full force and effect until 11:59 p.m. Pacific Time on the day that is the three-year anniversary of the Closing Date; provided, further, that the representations and warranties of Seller contained in Section 3.9 (Tax Matters) (the “Tax Representations”) will remain operative and in full force and effect until the expiration of the applicable statute of limitations; provided, further, that the representations and warranties of Seller contained in Section 3.10 (Intellectual Property) (the “IP Representations”) will remain operative and in full force and effect until 11:59 p.m. Pacific Time on the day that is the three-year anniversary of the Closing Date; provided, further, that no right to indemnification pursuant to this Article VII in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim (as defined below) delivered prior to the expiration of the applicable survival period noted above with respect to such representation or warranty shall be affected by the expiration of such representation or warranty; provided, further, that such expiration shall not affect the rights of any Buyer Indemnified Person or Seller Indemnified Person under this Article VII or otherwise to seek recovery of Damages arising out of any Fraud by or on behalf of Seller or Buyer, respectively. The right to bring a claim for (a) breach of a Pre-Closing Covenant shall terminate at Closing and (b) breach of a Post-Closing Covenant shall survive for the period expressly specified in this Agreement or, if not so specified, the applicable statute of limitations period. “Pre-Closing Covenant” means a covenant that this Agreement provides is to be performed prior to the Closing. “Post-Closing Covenant” means a covenant that this Agreement provides is to be performed after the Closing.

8.2 Agreement to Indemnify.

(a) Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents, representatives and stockholders (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all damages, losses, costs, penalties, Liabilities and expenses (including reasonable attorneys’ fees, and other reasonable professionals’ and experts’ fees, costs of investigation and court costs (including such fees and costs incurred in connection with enforcing the provisions of this Article VII)) (hereinafter collectively referred to as “Damages”), arising from: (i) any breach or inaccuracy of any representation or warranty made by Seller, Company, or Company Subsidiary in this Agreement, any Related Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates); (ii) any breach or inaccuracy of any certification, representation or warranty made by Seller in any certificate delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer; (iii) any breach of or default of any of the covenants or agreements made by Seller in this Agreement, any Related Agreement or any exhibit or schedule to this Agreement; (iv) any Fraud by or on behalf of Seller; (v) all Taxes imposed on Seller or the Trusts for any taxable period, or imposed on the Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date, or imposed on the Company Subsidiary with respect to any taxable period (or portion thereof) ending on or before the Company Subsidiary Transfer Date, and all Taxes resulting from or attributable to the consummation of the Contribution, Conversion, Reorganization Transactions or Street Smart Transfer, (vi) all Taxes resulting from or attributable to the items disclosed in the second paragraph of Schedule 3.8 regarding tax matters, including the fees of professional advisors incurred in connection with the resolution of the tax matters items disclosed in Section 3.8 and the Sales Tax Returns; (vii) all liabilities, debts, and obligations of Company of any kind or character whatsoever to the extent arising out of (A) the performance or breach of any Contract during the period prior to Closing; or (B) any claim by a current or former employee, contractor, director, officer, member or manager of Company with respect to any act or omission of Company or one of its current or former employees, contractors, directors, officers, members or managers occurring prior to the Closing Date; (viii) all liabilities, debts, and obligations of Company Subsidiary of any kind or character whatsoever to the extent arising out of (A) the performance or breach of any Contract during the period prior to the Company Subsidiary Transfer Date, (B) any claim by a current or former employee, contractor, director, officer, member or manager of Company Subsidiary with respect to any act or omission of Company Subsidiary or one of its current or former employees, contractors, directors, officers, members or managers occurring prior to the Company Subsidiary Transfer Date or (C) operation of the Street Smart Business before or after the Company Subsidiary Transfer Date; (ix) Transaction Expenses, or (x) any Third-Party Claim, received within 18 months after the Closing, that the open source code listed on Schedule 3.11(e) that either the Company or Company Subsidiary has incorporated or incorporates into Risk Center Business or E Team Business software products listed on Schedule 3.11(e) violates, or fails to comply with its license terms (as well as any Third-Party Claim for infringement based upon such violation or failure), to the extent such alleged violation, infringement or failure is directed to such software product as it existed at Closing; and (xi) any Third Party Claim, received within 18 months after the Closing, arising from acts of hackers, denial of service attacks, security breaches or other similar system security incidents, any of which results in unauthorized access to personally identifying or other private and confidential information of any individual, or the confidential information of any customer or other business partner or the Risk Center Business or E Team Business, to the extent any such acts, attacks, breaches or incidents arise from the Company or Company Subsidiary not implementing material security patches or material security upgrades (as defined in Section 3.11(g)). The indemnification obligations provided under this Section 8.2(a)(xi) shall not apply to the extent the Third-Party Claim relates to or arises from either: (A) Buyer’s failure to continue to provide Defense in Depth (DID) strategies, or to otherwise maintain compensating security controls intended to defend the applicable systems against attack, in a manner at least as protective as those in place at the Closing; or (B) Buyer’s modification, addition to or reconfiguration of the applicable Risk Center Business or E Team Business software product.

(b) Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents, representatives and stockholders (each hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages arising from: (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, any Related Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this

Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates); (ii) any breach or inaccuracy of any certification, representation or warranty made by Buyer in any certificate delivered to Seller pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Seller; (iii) any breach of or default of any of the covenants or agreements made by Buyer in this Agreement, any Related Agreement or any exhibit or schedule to this Agreement; (iv) any Fraud by or on behalf of Buyer; (v) all Taxes imposed on Seller or the Company with respect to the business of the Company for any taxable period but solely with respect to the portion of such period after the Closing Date; or (vi) all Taxes imposed on Seller or the Company Subsidiary with respect to the business of the Company Subsidiary for any taxable period but solely with respect to the portion of such period after the Company Subsidiary Transfer Date.

8.3 Limitations.

(a) Except with respect to any breach or inaccuracy of the Fundamental Representations, the Tax Representations or the IP Representations (collectively, the “Fundamental Matters”), the Buyer Indemnified Persons and Seller Indemnified Persons, each as a respective group, may not recover any Damages pursuant to an indemnification claim under Section 8.2(a)(i) and Section 8.2(a)(ii), collectively, or Section 8.2(b)(i) and Section 8.2(b)(ii), collectively, as the case may be, unless and until the Buyer Indemnified Persons or Seller Indemnified Persons, as a respective group, shall have paid, incurred, suffered or sustained at least $400,000 in Damages in the aggregate (the “Threshold Amount”). Once the aggregate amount of Damages (that are individually below the Threshold Amount) exceeds the Threshold Amount, the Buyer Indemnified Persons or Seller Indemnified Persons, each as a respective group, shall be entitled to recover the full amount of all such Damages, regardless of the Threshold Amount. No Buyer Indemnified Person or Seller Indemnified Person may recover any Damages (or assert any claim therefor) to the extent that the amount thereof is reflected in the amount of the Closing Adjustment, it being the intention of the Parties to avoid any “double recovery.” Notwithstanding the foregoing, solely with respect to any such claims under Section 8.2(a)(i) and Section 8.2(a)(ii) that relate exclusively to the Company Subsidiary, the Threshold Amount shall be deemed to be $25,000 and the preceding sentences of this Section shall otherwise apply mutatis mutandis.

(b) Except with respect to the Fundamental Matters and Fraud and subject to the Tax Escrow Amount under Section 7.11(b), Seller’s indemnity obligations for Damages under Sections 8.2(a)(i) and 8.2(a)(ii) and Buyer’s indemnity obligations for Damages under Sections 8.2(b)(i) and 8.2(b)(ii), respectively, will be limited, in the aggregate in each case, to an amount equal to the Indemnity Escrow Amount (with the Buyer Shares in the Indemnity Escrow Amount being valued for such purposes based on the Final Price Per Share).

(c) Seller’s indemnity obligations for Damages under Sections 8.2(a)(x) and 8.2(a)(xi), respectively, and with respect to breaches or inaccuracies of the IP Representations, will be limited, in the aggregate, to an amount equal to 50% of the Purchase Price actually paid by or on behalf Buyer to Seller or its designees.

(d) Subject to Section 8.3(b) and Section 8.3(c), the maximum aggregate indemnity obligations for Damages under this Agreement of Seller on the one hand, and Buyer, on the other hand, shall not exceed the Purchase Price, except that Liability with respect to Fraud shall be unlimited.

(e) Damages shall be calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums with respect to insurance policies).

(f) For purposes of this Article VIII, when determining whether a representation or warranty is inaccurate or has been breached and the amount of Damages related thereto, any “material adverse effect” or other materiality qualifier contained in such representation or warranty will be disregarded (other than with respect to the use of the defined term “Material Contract”).

8.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of a Party or any other Buyer Indemnified Person or Seller Indemnified Person (each, an “Indemnified Person”) for Damages under this Article VIII. A Party may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other applicable Indemnified Person, and such Party shall give written notice of a Claim executed by an officer of such Party (a “Notice of Claim”) to the other Party after such Party becomes aware of the existence of any actual or potential claim by an Indemnified Person for indemnification from the other Party (each, an “Indemnifying Party”) under this Article VIII, arising from or relating to any matter listed in Section 8.2(a) or Section 8.2(b), respectively, or (ii) the assertion, whether orally or in writing, against an Indemnified Person of a tax, claim, demand or legal proceeding brought by a third party against an Indemnified Person that is based on, arises out of or relates to any matter listed in Section 8.2(a) or Section 8.2(b), respectively.

(b) Each Notice of Claim given pursuant to Section 8.4 shall contain the following information:

(i) that the Indemnified Person has directly or indirectly incurred, paid, sustained, reserved or accrued, or reasonably anticipates that it may directly or indirectly incur, pay, sustain, reserve or accrue, Damages;

(ii) to the extent reasonably practicable, a non-binding, preliminary estimate of the amount of such Damages (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under this Article VIII); and

(iii) a brief description, in reasonable detail (to the extent reasonably available to the Party), of the facts, circumstances or events giving rise to such Damages based on such Party’s good faith belief thereof, including (x) the basis for such anticipated liability and the nature of the breach to which such Damages are related and (y) the identity of any third-party claimant (to the extent reasonably available to such Party);

provided, however, that the Notice of Claim (i) need only specify such information to the knowledge of such officer of such Party as of the date thereof after reasonable inquiry, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Notice of Claim, and (iii) may be updated and amended from time to time by such Party by delivering an updated or amended Notice of Claim, so long as the delivery of the original Notice of Claim is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided, further, that all Claims for Damages properly set forth in the original Notice of Claim or any update or amendment thereto shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.

(c) No delay on the part of a Party in giving the Indemnifying Party a Notice of Claim (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall relieve the Indemnifying Party from any of its obligations under this Article VII unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby in terms of the amount of Damages for which the Indemnifying Party is obligated to indemnify the Indemnified Persons.

8.5 Defense of Third-Party Claims.

(a) If a third party has asserted any matter for which an Indemnified Party may seek indemnification under this Agreement (a “Third-Party Claim”), the Indemnifying Party may participate in the defense of any such Third-Party Claim. The Indemnifying Party may also control the defense of the Indemnified Party against any such Third-Party Claim if: (i) the Indemnifying Party gives written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; (ii) the claimant making each Third-Party Claim seeks only monetary damages and does not seek an injunction or other equitable relief and the Third-Party Claim does not involve criminal liability; and (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party (x) has not notified the Indemnified Party of its intention to defend the Third-Party Claim within ten Business Days after delivery of notice of any such claim; (y) is not entitled to assume the defense; or (z) does not conduct the defense actively and diligently, the Indemnified Party may (without further notice to the Indemnifying Party) defend such Third-Party Claim, and the Indemnifying Party shall nonetheless be responsible for the Damages to the fullest extent provided by this Article VIII. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

(b) No Indemnified Party shall settle or attempt to settle any such Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall settle or attempt to settle any Third-Party Claim it is defending under this Section 8.5 without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless the settlement provides for no relief other than monetary damages for which the Indemnified Party will be fully indemnified under this Article VII and an unconditional release of the Indemnified Party and is not reasonably likely to be harmful to the reputation of the Indemnified Party.

(c) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) With respect to any Third-Party Claim subject to indemnification under this Article VIII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.6 Treatment of Indemnification Payments. Seller and Buyer agree to treat (and cause their affiliates to treat) any payment received pursuant to this Article VIII as adjustments to the Purchase Price for all tax purposes, to the maximum extent permitted by Applicable Law.

8.7 Remedies Exclusive. Notwithstanding anything in this Agreement to the contrary, for any and all claims arising out of this Agreement or any Related Agreement, the Parties’ respective rights and obligations shall be limited exclusively to those rights and obligations set forth in this Article VIII, except in the event of (i) failure of any Party to fulfill any covenant or other performance obligation provided in this Agreement, in which event the Party entitled to the benefit of such covenant or other performance obligation shall, at its sole option, be entitled to enforce specific performance of such covenant or other performance obligation or (ii) Fraud. Any Person who is sued or otherwise has a claim asserted against him, her or it in violation of this Section 8.7 may enforce the terms of this Section 8.7 directly as an express third-party beneficiary hereof. For greater clarity, in order to prove Fraud, all required elements of common law fraud must be proven by the party alleging Fraud, not just the mere existence of an inaccuracy or breach of a representation.

8.8 Form of Seller Indemnity Payment. Notwithstanding anything to the contrary contained herein, Seller may elect in its sole discretion to make any indemnity payments that are required to be made to Seller under this Agreement in the form of cash or Buyer Common Stock (at the value of such stock based on the Final Price Per Share).

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement shall not confer any rights or remedies upon any third party other than the Parties and their respective successors and permitted assigns.

9.2 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement supersedes and replaces in their entirety all prior agreements among any of the Parties relating to the subject matter hereof.

9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

9.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service, or upon receipt of electronic or other confirmation of transmission if sent via email or facsimile, to the Parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 9.4:

If to Buyer:	Everbridge, Inc. 25 Corporate Drive Burlington, MA 01803 Attention: General Counsel Tel: 818-230-9700 Email: elliot.mark@everbridge.com

With a copy to:

TCF Law Group, PLLC 225 Franklin Street 26th Floor Boston, MA 02110 Attention: Thomas Farrell, Esq. Tel: 978-270-5909 Email: tfarrell@tcflaw.com

If to Seller:	Celerium Group Inc. 100 N. Pacific Coast Highway, Suite 230 El Segundo, CA 90245 Attention: President Tel: (310) 606-4490 Email: Legal-Notices@celerium.com

With a copy to:

Steptoe & Johnson LLP

633 West Fifth Street Suite 1900 Los Angeles, CA 90071 Attention: Jeffrey M. Weiner, Esq. Tel: (213) 439-9413 Email: jweiner@steptoe.com

9.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.6 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.8 Expenses. Buyer and Seller will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.9 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement and the Schedules hereto are incorporated herein by reference and made a part hereof.

9.10 Non-recourse against Representatives. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(b) The provisions of this Section 9.10, together with the remedies specified in Article VIII, were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in agreeing to the amount of the Purchase Price, the adjustments thereto and the other terms and conditions hereof. Seller and Buyer have specifically relied upon the provisions of this Section 9.10, together with the remedies specified in Article VIII, in agreeing to the Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide and receive the specific representations and warranties set forth herein.

(c) Each of the Parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of Article VI were not performed in accordance with the terms hereof and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions of Article VI, and the breaching Party waives the defense that an adequate remedy at law may exist.

9.12 Definitional Provision. Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar meaning.

9.13 Conflicts and Privilege. Each of the Parties acknowledges and agrees that Steptoe & Johnson LLP and The Law Office of Clara Martin PC (collectively, “Counsel”) have acted as counsel to Company, Company Subsidiary, Seller, the Non-Target Parties and each of the shareholders of Seller in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(a) Buyer hereby consents and agrees to, and agrees to cause, Company and Company Subsidiary to consent and agree to, Counsel representing Seller, the Trusts (including, without limitation, their respective trustees and beneficiaries) and/or any of the Non-Target Parties (collectively, the “Seller Parties”) after the Closing, including, without limitation, with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its subsidiaries (including Company or Company Subsidiary). In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Counsel’s prior representation of Company and Company Subsidiary and (ii) Counsel’s representation of the Seller Parties prior to and after the Closing, including the communication by

Counsel to the Seller Parties in connection with any such representation. Notwithstanding the foregoing, this consent and waiver of the right to assert any conflict of interest is solely limited to matters arising in connection with the negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Nothing in this Section 9.12 shall constitute a waiver of any attorney-client privilege or any privilege associated with Company or Company Subsidiary on any matter (other than Counsel’s representation of Company or Company Subsidiary in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby, in a manner that would not materially prejudice Company’s or Company Subsidiary’s rights and obligations vis a vis third parties), and does not waive or excuse Counsel from complying with applicable rules of professional conduct regarding the confidentiality of any client information of Company or Company Subsidiary other than as it pertains to Counsel’s representation of Company or Company Subsidiary in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

(b) In addition, all communications involving attorney-client confidences between Company, Company Subsidiary, Non-Target Parties, Seller or the Trusts (including their respective trustees and beneficiaries), on the one hand, and Counsel, on the other hand, in the course of the negotiation and documentation of this Agreement and the Related Agreements shall be deemed to be attorney-client confidences that belong solely to Seller and the Trusts (and not Company or Company Subsidiary) and may be controlled by Seller and the Trusts. Without limiting the generality of the foregoing, upon and after the Closing, Seller, the Trusts and their Affiliates (and not Company or Company Subsidiary) shall be the sole holders of the attorney-client privilege with respect to the negotiation and documentation of this Agreement and the Related Agreements, and neither Company nor Company Subsidiary shall be a holder thereof.

9.14 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via electronic transmission, and any such counterpart executed and delivered via electronic transmission shall be deemed an original for all intents and purposes. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[The remainder of this page is intentionally left blank.]

[signature page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

EVERBRIDGE, INC.

By:
Name:
Title:

CELERIUM GROUP INC.

By:
Name:
Title:

NC4 INC.

By:
Name:
Title:

NC4 Public Sector LLC

By:
Name:
Title:

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